Exhibit 2.2
Execution Version

Agreement and Plan of Merger

by and among

Redwire Corporation,

Project Tin Man Merger Sub, Inc.

Techshot, Inc.,

The Sellers Named Herein

and

The Sellers' Representative Named Herein

Dated as of November 1, 2021

TABLE OF CONTENTS
Page

ARTICLE I CERTAIN DEFINITIONS	2
1.1 Definitions	2

ARTICLE II THE MERGERS	18
2.1 Mergers	18
2.2 Closing Transactions	20
2.3 Cash Merger Consideration	22
2.4 Tax Withholding	23

ARTICLE III REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY	23
3.1 Organization and Authority	23
3.2 Capitalization and Related Matters	24
3.3 Noncontravention	24
3.4 Financial Information	25
3.5 Absence of Undisclosed Liabilities.	25
3.6 No Material Adverse Effect	26
3.7 Absence of Certain Developments	26
3.8 Assets	28
3.9 Contracts and Commitments	28
3.10 Intellectual Property Rights	30
3.11 Litigation	32
3.12 Compliance with Laws; Permits and Licenses	32
3.13 Environmental Matters	33
3.14 Employees	33
3.15 Employee Benefit Plans	35
3.16 Insurance	37
3.17 Tax Matters	37
3.18 Brokerage	40
3.19 Bank Accounts; Names and Locations.	40
3.20 Affiliated Transactions	41
3.21 Customers and Suppliers	41
3.22 Real Property	41
3.23 International Trade Matters	42
3.24 Government Contracts	42
3.25 Product Warranties	44

ARTICLE IV REPRESENTATIONS AND WARRANTIES CONCERNING SELLERS	44
4.1 Capacity	44
4.2 Title to Shares	44
4.3 Authorization	44
4.4 No Violation	45
4.5 Governmental Authorities and Consents	45
4.6 Litigation	45
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TABLE OF CONTENTS (continued)
Page

4.7 Brokerage	45
4.8 Residency	45
4.9 Acquisition of Buyer Shares	45
4.10 No Other Representations and Warranties	46

ARTICLE V REPRESENTATIONS AND WARRANTIES CONCERNING BUYER, MERGER SUB 1 AND MERGER SUB 2	46
5.1 Organization and Power	46
5.2 Authorization	46
5.3 No Violation	47
5.4 Governmental Authorities and Consents	47
5.5 Litigation	47
5.6 Brokerage	47
5.7 Investment Intent	47
5.8 Buyer Shares	47
5.9 No Other Representations and Warranties; Independent Investigation.	47

ARTICLE VI ADDITIONAL AGREEMENTS; COVENANTS AFTER CLOSING	48
6.1 Survival of Representations and Warranties	48
6.2 Indemnification	48
6.3 Certain Waivers; etc.	52
6.4 Business Covenants	52
6.5 Press Releases and Announcements	55
6.6 Expenses	55
6.7 Specific Performance	55
6.8 Further Assurances	56
6.9 Tax Matters	56
6.10 Director and Officer Indemnification	58
6.11 Appointment of Sellers' Representative	58
6.12 Use of Name.	59
6.13 Restrictive Legend	59

ARTICLE VII MISCELLANEOUS	59
7.1 Amendment and Waiver	59
7.2 Notices	60
7.3 Successors and Assigns	60
7.4 Severability	60
7.5 Interpretation	60
7.6 No Third-Party Beneficiaries	61
7.7 Complete Agreement	61
7.8 Electronic Delivery; Counterparts	61
7.9 GOVERNING LAW; CHOICE OF LAW	61
7.10 Arbitration; WAIVER OF JURY TRIAL	62
7.11 Time Periods	63
7.12 Schedules	63
7.13 Legal Representation	64
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SCHEDULES:

Schedule 2.2(b)(iv)	Agreements to be Terminated
Schedule 2.2(b)(v)	Government Approvals
Schedule 2.2(b)(vi)	Third-Party Approvals
Schedule 2.2(b)(vii)	Resignations
Schedule 3.1	Officers and Directors
Schedule 3.2(a)	Capitalization
Schedule 3.2(b)	Shareholder Agreements
Schedule 3.2(c)	Joint Ventures and Minority Interests
Schedule 3.3	Authorization
Schedule 3.4(a)	Financial Statements
Schedule 3.4(c)	Accounts Receivable
Schedule 3.5	Absence of Undisclosed Liabilities
Schedule 3.7	Absence of Certain Developments
Schedule 3.8	Assets
Schedule 3.9(a)	Contracts and Commitments
Schedule 3.9(b)	Absence of Defaults
Schedule 3.10(a)	Intellectual Property Rights; IT, Cybersecurity and Data Privacy
Schedule 3.10(e)	Sponsors
Schedule 3.10(f)	Company Products
Schedule 3.11	Litigation
Schedule 3.12	Permits
Schedule 3.12(b)	Permits
Schedule 3.13(a)	Compliance with Environmental Laws
Schedule 3.13(b)	Absence of Environmental Actions
Schedule 3.13(c)	Hazardous Substances
Schedule 3.13(d)	Environmental Indemnification
Schedule 3.14(a)	Employees
Schedule 3.14(e)	COVID-19 Employee Matters
Schedule 3.15(a)	Employee Benefit Plans
Schedule 3.15(j)	Certain Plan Events
Schedule 3.16	Insurance
Schedule 3.17(q)	Tax Matters
Schedule 3.18	Brokerage
Schedule 3.19	Bank Accounts; Names and Locations
Schedule 3.20	Affiliated Transactions
Schedule 3.21	Customers and Suppliers
Schedule 3.22(b)	Real Property
Schedule 3.24(a)	Government Contracts
Schedule 3.24(d)	Preferred Bidder Contracts
Schedule 3.24(e)	Certified Cost Proposals
Schedule 3.24(j)	Government Contracts
Schedule 3.24(m)	Government Contracts
Schedule 3.24(q)	Government Contracts
Schedule 6.4(a)	Business Covenants
Schedule A	Estimated Closing Merger
Schedule B	Target Net Working Capital
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Schedule C	Knowledge Parties
Schedule D	Notice Block Information; Residency

EXHIBITS:

Exhibit A	Escrow Agreement
Exhibit B	Rules of Engagement for Valuation Firm
Exhibit C	Accredited Investor Questionnaire
Exhibit D	Form of IP Assignment Agreement
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AGREEMENT AND PLAN OF MERGER
THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of November 1, 2021, by and among (i) Redwire Corporation, a Delaware corporation ("Buyer"), (ii) Project Tin Man Merger Sub, Inc., a Delaware corporation ("Merger Sub"), (iii) Techshot, Inc., an Indiana corporation (the "Company"), (iv) the individuals executing a signature page hereto under the header "Sellers" (the "Sellers"), and (v) Mark S. Deuser, as representative for the Sellers ("Sellers' Representative").
WHEREAS, Sellers collectively own all of the issued and outstanding common stock of the Company;
WHEREAS, Buyer, Merger Sub and the Company intend to effect a merger of Merger Sub with and into the Company in accordance with this Agreement, the Indiana Act and the DGCL (the "Merger") whereupon Merger Sub will cease to exist, and the Company will become a wholly-owned subsidiary of Buyer;
WHEREAS, the respective boards of directors and managers, as applicable, of Buyer, Merger Sub and the Company have, on the terms and subject to the conditions set forth in this Agreement, to the extent applicable, (i) determined that it is fair to, and in the best interest of, their respective companies for Buyer to acquire all of the issued and outstanding shares of capital stock of the Company through the Merger, upon which the Company shall be a wholly owned subsidiary of Buyer, and (ii) authorized and approved this Agreement, the Merger and the consummation of the other transactions contemplated hereby and recommended the authorization, approval, consent and ratification thereof to their respective stockholders and members, as applicable; and
WHEREAS, the Sellers, by their execution hereof are authorizing, approving, consenting to and ratifying the Merger for all purposes under the Indiana Act, the DGCL and the Governing Documents of the Company and adopting, authorizing, approving, consenting to and ratifying this Agreement.
NOW, THEREFORE, in consideration of the representations, warranties, covenants, agreements and understandings contained herein and intending to be legally bound, the parties hereto hereby agree as follows:
ARTICLE I
CERTAIN DEFINITIONS
1.1    Definitions. For the purposes of this Agreement, the following terms have the following meanings:
"AAA" is defined in Section 7.10(a).
"Action" means any action, suit (whether civil, criminal, administrative or judicial), litigation, hearing, mediation, arbitration, or proceeding (including any administrative enforcement proceeding, arbitration or mediation proceeding or proceeding in eminent domain), claim, controversy, complaint, written charge, audit, investigation, condemnation or expropriation.

"Adjustment Escrow Account" means the escrow account holding the Adjustment Escrow Shares established pursuant to the Escrow Agreement.
"Adjustment Escrow Shares" means 25,000 shares of Buyer Common Stock.
"Affiliate" of any particular Person means any other Person controlling, controlled by or under common control with such Person, and, in the case of an individual, any Immediate Family Member. For purposes of this definition, "control" (including the terms "controlling," "controlled by" and "under common control with") means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and such "control" will be presumed if any Person owns ten percent (10%) or more of the voting capital stock or other ownership interests, directly or indirectly, of any other Person.
"Affiliated Group" means an affiliated group as defined in Section 1504 of the Code (or any analogous combined, consolidated unitary or similar group defined under any income Tax Law).
"Agreement" is defined in the Preamble.
"Ancillary Agreement" means each of the agreements, documents, certificates or instruments contemplated hereby to be executed or delivered in connection with this Agreement (aside from this Agreement itself), including any amendments thereto.
"Anti-Corruption Laws" means all U.S. and applicable non-U.S. Laws relating to the prevention of corruption, bribery or anti-money laundering including the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the UK Bribery Act of 2010.
"Applicable Rate" means a rate per annum equal to the rate of interest published by the Wall Street Journal as the "prime rate" at large U.S. money center banks on such date.
"Arbitrable Dispute" is defined in Section 7.10(a).
"Arbitrator" is defined in Section 7.10(c).
"Assets" is defined in Section 3.8.
"Base Merger Consideration" means $32,000,000.
"Business" means the entirety of the past or current business of the Company, which includes businesses involving:
(i) consulting, designing, engineering, analyzing, prototyping, research and development, fabrication, distributing, manufacturing, testing or selling of space flight or low earth orbit research facilities or hardware used to conduct mechanical, structural, biomedical, pharmaceutical, biological, thermal, electrical, or other technologies in space or low earth orbit, including to the extent related to the foregoing such terrestrial hardware any related prototype hardware and software for ground-based testing, space-qualified hardware and software design and production, flight hardware and software verification testing, systems safety engineering, mission/experiment planning, integration or management;
(ii) with regard to experiments conducted in space, including all orbits of earth, lunar or deep space: flight opportunity brokering for suborbital and orbital missions, ground-trainer mockup development, crew familiarization and hardware training, payload integration and mission operations, launch site assistance with payload processing, experiment loading and handover for integration into the vehicle, payload monitoring while on orbit using the Company's payload operations control centers, payload collection and return during post-landing recovery operations, bonded storage of flight hardware, spacecraft controls, payload controls, or environmental systems; or
(iii) 3D Human and Animal Biomanufacturing applications, including the following activities as associated with such applications: vascular grafts, tissue chips, cell research (including stem cells), bacteria research, macromolecular crystal growth, bone densitometry, rodent research, cement research, colloids research, avian research (including embryology), C. elegans research, plant research, drosophila research, 3D tissue fabrication, squid research, 3D metal and electronics manufacturing or any related space enabled manufacturing, or lunar surface operations technologies;
provided, however, that the "Business" shall exclude, in all instances, the Lighting Business (except with respect to the Business Marks to the extent related to the items listed in the foregoing clauses (i) through (iii)) as currently conducted.
"Business Day" means any day, other than a Saturday, Sunday or other date on which banks located in New York, New York, Greenville, Indiana or Boca Raton, Florida are closed for business as a result of federal, state or local holiday or otherwise pursuant to applicable Law.
"Business IP" means all (i) Company IP, and (ii) other Intellectual Property Rights used in, necessary for, or developed for the operation of the Business.
"Business Marks" means the terms "Techshot," and "Space Hardware Optimization Technology" and "SHOT," and any derivation, translation, adaptation, combination, or variation of, or any name that is likely to cause confusion with any of the foregoing.
"Buyer" is defined in the Preamble.
"Buyer Common Stock" means the common stock, par value $0.0001, of Buyer.
"Buyer Parties" means Buyer and its Affiliates (including the Company after the Closing), and their respective officers, directors, employees, successors and assigns.
"Buyer Shares" means shares of Buyer Common Stock issued by Buyer pursuant to the terms and conditions of this Agreement.
"CARES Act" means the Coronavirus Aid, Relief, and Economic Security Act (Pub. L. 116-136) and any administrative guidance formally published with respect thereto by an applicable Governmental Authority.
"CBA" is defined in Section 3.7(f)(iii).
"Cash" means, at any given time and without duplication, the actual cash balances of the Company (including all third-party checks deposited or held in any accounts of any member of the Company that have not yet cleared), net of (i) any checks, drafts or electronic transfers issued by the Company that have not yet cleared, (ii) any cash that is subject to restrictions or limitations on use, repatriation to the U.S. or distribution by Law or contract, (iii) the amount of any cash and cash equivalents received on a forgivable, grant or non-recourse basis (including any PPP SBA loans (including the consolidated appropriations loan, CARES Act Provider Relief Fund payments or similar type loans from a Government Authority) pursuant to the CARES Act or any other Law intended to address the consequences of COVID-19 and (iv) any cash and cash equivalents received in connection with insurance claims to the extent the underlying damage, destruction or loss giving rise thereto has not been cured or remediated. For avoidance of doubt, Cash may be an amount less than zero (0).
"Cash Consideration Percentage" means 6.25%.
"Certificate of Merger" is defined in Section 2.1(a)(i).
"Closing" is defined in Section 2.2(a).
"Closing Balance Sheet" is defined in Section 2.3(b).
"Closing Cash Merger Consideration" means an amount equal to the Closing Total Merger Consideration multiplied by the Cash Consideration Percentage.
"Closing Date Cash" means Cash, as of immediately prior to the Closing, in an amount up to, but not to exceed $1,000,000.
"Closing Net Working Capital" means the Net Working Capital of the Company as of immediately prior to the Closing.
"Closing Per Share Price" means $10.00 per share of Buyer Common Stock.
"Closing Stock Merger Consideration" means a number of shares of Buyer Common Stock equal to (a) the product of (x) the Closing Total Merger Consideration multiplied by (y) the Equity Consideration Percentage divided by (b) the Closing Per Share Price.
"Closing Total Merger Consideration" means an amount equal to (i) the Base Merger Consideration, minus (ii) the amount (if any) by which the Closing Net Working Capital is less than the Target Net Working Capital, minus (iii) any outstanding Indebtedness of the Company as of the Closing, minus (iv) any Transaction Expenses unpaid as of the Closing, plus (v) the amount (if any) by which the Closing Net Working Capital exceeds the Target Net Working Capital, plus (vi) Closing Date Cash.
"COBRA" means Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code and any similar state Law.
"Code" means the Internal Revenue Code of 1986, as amended, and any reference to any particular Code section shall be interpreted to include any revision of or successor to that section regardless of how numbered or classified.
"Company Common Stock" means the Common Stock of the Company.
"Company IP" means all (i) Registered Company IP, and (ii) other Intellectual Property Rights owned or purported to be owned by the Company, and (iii) Intellectual Property owned by any of the Company's Affiliates that (a) is used in, developed or necessary for, or primarily related to, the Business or (b) is a Business Mark (this clause (iii), "Affiliate-Owned Company IP").
"Company Permits" is defined in Section 3.12(a).
"Company Products" means the Software and other products, hardware, equipment, tools, or applications that have been, are currently developed, produced, manufactured, marketed, sold, offered for sale, imported, exported, supplied, provided, promoted, licensed, distributed, supported, hosted, serviced, made available, maintained or otherwise commercialized by the Company or from which the Company recognizes any revenue.
"Company Systems" means all Software (including related data, databases, applications and documentation), hardware (whether general or special purpose), workstations, end-user devices, co-location facilities and equipment, routers, hubs, switches, electronic data processing, information, record keeping, communications, telecommunications, networks, platforms, servers, circuits, peripherals and other computer systems, including any outsourced systems and processes (e.g., hosting locations), in each case, that are owned, used or relied on by or for the Company.
"Company Transaction" means any (i) reorganization, liquidation, dissolution or recapitalization of the Company, (ii) merger or consolidation involving the Company, (iii) purchase or sale of any assets or equity securities (or any rights to acquire, or securities convertible into or exchangeable for, any such equity securities) of the Company (other than purchases and sales in the Ordinary Course of Business) or (iv) similar transaction or business combination involving the Company or its business or assets.
"Confidential Information" means all information of a confidential or proprietary nature (whether or not specifically labeled or identified as "confidential"), in any form or medium, that relates to the business, products, financial condition, services or research or development of the Company or its suppliers, distributors, customers, independent contractors or other business relations. Confidential Information includes the following: (i) internal business and financial information (including information relating to strategic and staffing plans and practices, business, finances, training, marketing, promotional and sales plans and practices, cost, rate and pricing structures and accounting and business methods); (ii) identities of, individual requirements of, specific contractual arrangements with and information about, the Company's employees, suppliers, distributors, customers, independent contractors or other business relations and their confidential information; and (iii) Trade Secrets. Notwithstanding the foregoing, "Confidential Information" does not include (A) information that Sellers can demonstrate was or has become generally available to the public other than as a result of disclosure by a Seller or any of its Affiliates (other than the Company after the Closing) or (B) information that is independently developed by a Seller or its Affiliates (other than the Company prior to the Closing) without the use of Buyer's or its Affiliates' or the Company's Confidential Information.
"Contract" means any contract, agreement, purchase order, warranty or guarantee, license, use agreement, lease (whether a real estate lease, a capital lease, an operating lease or other), instrument or note, in each case that creates a legally binding obligation, and in each case whether oral or written.
"COVID-19" means the novel coronavirus, SARS-CoV-2 or COVID-19 (and all related strains, variants and sequences), including any intensification, resurgence or any evolutions or mutations thereof, or related or associated epidemics, pandemics, disease outbreaks or public health emergencies.
"COVID-19 Measures" means any quarantine, "shelter in place," "stay at home," social distancing, shut down, closure, sequester, layoff, furlough or any other Law or order by any Governmental Authority in connection with or in response to COVID-19, including, but not limited to, the Coronavirus Aid, Relief, and Economic Security Act (CARES).
"D&O Policy" is defined in Section 2.2(b)(viii).
"Data Security Requirements" means, collectively, all of the following to the extent relating to the Processing of Personal Information (whether in electronic or any other form or medium) or otherwise relating to data privacy, security or security breach notification requirements and applicable to the Company, to the conduct of the Business, or to any of the Company Systems or any other matters relating to data privacy, protection or security: (i) the Company's own past and present, internal and external rules, policies and procedures (whether physical or technical in nature, or otherwise); (ii) all applicable Laws and any related security breach notification requirements (which shall include privacy and security Laws); (iii) industry standards applicable to the industries in which the Company operates and PCI-DSS, if applicable to the Company; and (iv) contracts and agreements into which the Company has entered or by which it is otherwise bound.
"DGCL" means the General Corporation Law of the State of Delaware, as amended from time to time.
"DLLCA" means the Limited Liability Company Act of the State of Delaware, as amended from time to time.
"Effective Time" is defined in Section 2.1(a)(i).
"Electronic Delivery" is defined in Section 7.8.
"Encumbrance" means any mortgage, hypothecation, lien (statutory or otherwise), exclusive license (other than a non-exclusive license granted by the Company to a customer in the Ordinary Course of Business for use of a Company Product or other IP Agreement), title defect, preference, priority, charge, security interest, security agreement, easement, covenant, restriction, claim, pledge, option, warrant, right, call, commitment, demand, proxy, voting agreement, restriction on transfer (other than restrictions on transfer under the Securities Act and other applicable state securities Laws) or other encumbrance of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any lease having substantially the same effect as any of the foregoing and any assignment or deposit arrangement in the nature of a security device).
"Enforcement Limitation" means any applicable bankruptcy, reorganization, insolvency, moratorium or other similar Law affecting creditors' rights generally and principles governing the availability of equitable remedies, whether considered in a proceeding in equity or at law.
"Environmental Laws" means all Laws relating to occupational safety and health, human health and safety, Hazardous Substances, or pollution, contamination, remediation or protection of the environment or natural resources.
"Equity Consideration Percentage" means 93.75%.
"ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.
"ERISA Affiliate" is defined in Section 3.15(b).
"Escrow Account" means the escrow account holding the Escrow Funds established pursuant to the Escrow Agreement.
"Escrow Agent" means Continental Stock Transfer & Trust Company, a New York corporation.
"Escrow Shares" means the Adjustment Escrow Shares and the Indemnity Escrow Shares.
"Escrow Agreement" means the escrow agreement in the form of Exhibit A attached hereto.

"Estimated Closing Total Merger Consideration" means $32,169,014.72, which is the parties' reasonable good faith estimate of the Closing Total Merger Consideration, the calculation and components of which are set forth on Schedule A.
"Estimated Closing Cash Merger Consideration" means $1,873,063.42, which is the parties' reasonable good faith estimate of the Closing Cash Merger Consideration, the calculation and components of which are set forth on Schedule A.
"Estimated Closing Stock Merger Consideration" means 2,809,595.13 Buyer Shares, which is the parties' reasonable good faith estimate of the Closing Stock Merger Consideration, the calculation and components of which are set forth on Schedule A.
"Ex-Im Laws" means all Laws relating to export, reexport, transfer or import controls, including, the International Traffic in Arms Regulations administered by the U.S. Department of State, the Export Administration Regulations administered by the U.S. Department of Commerce, the customs and import Laws administered by U.S. Customs and Border Protection, and the EU Dual-Use Regulations.
"Final Closing Total Merger Consideration" is defined in Section 2.3(a).
"Final Determination" is defined in Section 7.10(e).
"Finalization Date" is defined in Section 2.3(f).
"Flow-Through Income Tax Return" means any income Tax Return (such as a IRS Form 1120-S and associated Form K-1s and corresponding state and local Tax Returns) for a Pre-Closing Tax Period that allocates income or taxes to its owners and does not reflect or concern Taxes that are imposed on the entity itself for which the Tax Return is filed. By way of example and without limitation, Tax Returns primarily concerning property Taxes, sales and use Taxes, payroll Taxes, and withholding Taxes are not Flow-Through Income Tax Returns.
"Fundamental Representations" means each of the representations and warranties in Section 3.1 (Organization and Authority), Section 3.2 (Capitalization and Related Matters), Section 3.3 (Noncontravention) (other than the representations and warranties in Section 3.3(a) with respect to Material Contracts and Company Permits), Section 3.17 (Tax Matters), Section 3.18 (Brokerage), Section 4.1 (Capacity), Section 4.2 (Title to Acquired Equity), Section 4.3 (Authorization) and Section 4.7 (Brokerage).
"GAAP" means United States generally accepted accounting principles, as in effect from time to time, consistently applied.
"Governing Documents" means, with respect to any Person (other than an individual), (i) the certificate or articles of incorporation, articles of association, formation or organization and any joint venture, limited liability company, operating or partnership agreement and other similar documents adopted or filed in connection with the creation, formation or organization of each such Person and (ii) all bylaws, voting agreements, stockholder agreements, investor rights agreements and similar documents, instruments or agreements relating, in each case, to the organization or governance of such Person, or the transfer of securities of such Person, in each case, as amended, restated, supplemented or otherwise modified.
"Governmental Authority" means any U.S. or non-U.S. government, including any federal, provincial, state, territorial or municipal government and any government official, body (including any arbitral body), agency, tribunal, ministry, division, instrumentality, department, board, court, commission, bureau, quasi-governmental or other authority entitled by applicable Law to exercise executive, legislative, judicial, regulatory or administrative functions of government.

"Government Bid" means any quotation, bid or proposal by the Company that, if accepted or awarded, would result in a Government Contract.
"Government Contract" means any Contract for the delivery of supplies or provision of services that is between the Company and any Governmental Authority or between the Company as a subcontractor at any tier in connection with a Contract between another Person and any Governmental Authority.
"Government Official" shall mean any officer or employee of a Governmental Authority (including, for the avoidance of doubt, state-owned entities).
"Guaranty" means any agreement, undertaking or arrangement by which any Person guarantees, endorses or otherwise becomes or is contingently liable upon the Indebtedness, obligation or other Liability of any other Person (other than by endorsements of instruments in the ordinary course of collection), or guaranties of the payment of dividends or other distributions upon the shares of any other Person.
"Hazardous Substance" means any substance, waste, chemical or material that is listed, defined, designated, classified or regulated as hazardous, radioactive, toxic, or a pollutant, and any other materials or substance or waste as to which Liability or standards of conduct may be imposed under, any Environmental Law, including petroleum and all derivatives thereof, asbestos, per-and polyfluoroalkyl substances, radiation or radioactive materials, polychlorinated biphenyls, or lead-containing products.
"Immediate Family Member" with respect to any specified Person, means such Person's spouse, parents, children, or any named beneficiary under any trusts established by or under the will, testamentary trust or other estate planning of such Person, including adoptive relationships and relationships through marriage.
"Indebtedness" means, with respect to any Person as of any date of determination, without duplication: (i) all obligations of such Person for borrowed money or in respect of loans or advances, other than the PPP Loan; (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments or debt securities; (iii) all obligations arising from, under or in respect of letters of credit and bankers' acceptances and surety, performance and similar bonds issued for the account of such Person, in each case, solely to the extent drawn or called; (iv) all obligations arising from cash/book overdrafts unless such amounts are netted against or reduce the amount of Cash pursuant to the terms hereof; (v) all obligations arising from or under, or otherwise in respect of, any unpaid or unfunded bonus, commissions, incentive or deferred compensation arrangements, any unpaid obligations for severance benefits or similar compensatory payments and any unfunded or underfunded obligations under any retirement plan, gratuity, jubilee or termination indemnity (including, in each case, the employer portion of any employment, payroll, withholding, or other Taxes related thereto whether or not immediately payable or due and any amounts payable to offset or gross-up any excise or income Taxes relating thereto or attributable thereto, in each case, determined as if no deferral (if any) of such Taxes has occurred as permitted by the CARES Act); (vi) all obligations of such Person secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Encumbrance (other than a Permitted Encumbrance) on property owned or acquired by such Person; (vii) all obligations under leases required to be recorded as capital leases in accordance with GAAP; (viii) all deferred rent and tenant allowances or obligations for deferred lease inducements in accordance with GAAP; (ix) all obligations for deferred purchase price of property or services with respect to which a Person is liable, contingently or otherwise, as obligor or otherwise (other than trade payables incurred in the Ordinary Course of Business which are not past due) and including, for the avoidance of doubt, any earnouts or similar obligations related to past acquisitions (in each case, whether or not currently payable and calculated as the maximum amount payable); (x) all obligations under conditional sale or other title retention agreements relating to property or assets purchased by such Person; (xi) all obligations (determined on the basis of actual, not notional, obligations) with respect to interest rate protection agreements, interest rate swap agreements, foreign currency exchange agreements, or other interest or exchange rate hedging agreements or arrangements; (xii) all obligations with respect to commodities hedging or swap agreements; (xiii) any and all Unpaid Income Taxes; (xiv) all outstanding obligations to current and former equityholders, including any unpaid dividends or distributions; (xv) all Guaranties of such Person in connection with any of the foregoing; and (xvi) all fees, accrued and unpaid interest, premiums or penalties related to any of the foregoing; and (xvii) any unpaid salaries, benefits or bonuses payable to Mark S. Deuser at Closing; provided, that Indebtedness shall not include any Transaction Expenses.
"Indemnified Taxes" means, without duplication, (i) all Taxes of Sellers for any taxable period (or portion thereof), (ii) all Taxes (or the non-payment thereof) of the Company for any Pre-Closing Tax Period, whether or not such Taxes are due and payable as of the date hereof, which amount shall include any "applicable employment taxes" (as defined in Section 2302(d)(1) of the CARES Act) or payroll tax obligations (including those imposed by Sections 3101(a) and 3201 of the Code) that the Company has deferred (including by a failure to timely withhold, deposit or remit any such amounts in accordance with the applicable provisions of the Code and the Treasury Regulations promulgated thereunder) pursuant to Section 2302 of the CARES Act or pursuant to or in connection with Notice 2020-65 or any U.S. presidential memorandum or executive order, or any additional Taxes arising as a result of the transactions or elections contemplated under this Agreement, (iii) all Taxes of any member of an Affiliated Group of which the Company (or any predecessor thereof) is liable by reason of having been a member of such Affiliated Group on or prior to the Closing, including pursuant to Treasury Regulation Section 1.1502-6 or any similar provision of other applicable Law, (iv) all Taxes of any Person imposed on Buyer, any Affiliate of Buyer or the Company as a transferee or successor, by contract or pursuant to any Law, which Taxes relate to an event or transaction occurring before the Closing, (v) the costs of preparing, amending and defending any Tax Return of the Company for any Pre-Closing Tax Period, (vi) the employer's share of any payroll, employment or similar Taxes required to be made with respect to any payments made in connection with the transactions contemplated by this Agreement, (vii) any breach by any Seller of the covenants contained in Section 6.9 and (viii) fifty percent (50%) of any Transfer Taxes, except to the extent any such Taxes were included in the computation of Transaction Expenses, Net Working Capital or Indebtedness and reduced the Final Closing Total Merger Consideration.
"Indemnitee" is defined in Section 6.2(f).
"Indemnitor" is defined in Section 6.2(f).
"Indemnity Escrow Account" means the escrow account established pursuant to the Escrow Agreement and holding the Indemnity Escrow Shares.
"Indemnity Escrow Shares" means 195,000 shares of Buyer Common Stock.
"Indiana Act" means the Indiana Business Corporation Law, as amended from time to time.
"Insurance Policies" is defined in Section 3.16.
"Intellectual Property Rights" means all of the following, in any jurisdiction in the world and all rights therein and thereto: (i) patents, patent applications, patent disclosures and industrial designs (including utility models, designs and industrial property), registrations and applications for registration of industrial design rights, together with all reissues, reexaminations, divisions, continuations, continuations-in-part and extensions of any of the foregoing; (ii) Internet domain names, trademarks, service marks, trade dress, trade names, logos, designs, social media accounts, corporate names and other similar designations of source, association or origin, and registrations and applications for registration for any of the foregoing together with all of the goodwill associated therewith ("Trademarks"); (iii) copyrights (registered or unregistered), works of authorship, and copyrightable works, and registrations, applications and renewals for registration for any of the foregoing; (iv) mask works and registrations and applications for registration thereof; (v) Software, data, data bases and collections of data; (vi) Trade Secrets; (vii) any other intellectual property or proprietary rights or rights of publicity; and (viii) copies and tangible embodiments thereof (in whatever form or medium).
"Intended Income Tax Treatment" is defined in Section 6.09(f).
"IRS" means the Internal Revenue Service.
"knowledge" means, (i) with respect to a Person (other than the Company), the actual knowledge of such Person, and (ii) with respect to the Company, the actual knowledge of those individuals listed on Schedule C and the knowledge that any such Person would have obtained after making reasonable due inquiry with respect to the particular matter(s) in question.
"Latest Balance Sheet" is defined in Section 3.4(a).
"Law" means any federal, state, provincial, local, municipal or foreign statute, law (including common law), act, constitution, treaty, ordinance, decree, regulation, rule, ruling, award, writ, judgment, code, injunction, order, or other similar requirement enacted, issued, adopted, or formally promulgated by a Governmental Authority.
"Leased Real Property" means all leasehold and subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by the Company.
"Leases" means all of the leases, subleases, amendments, extensions, renewals, guaranties, licenses, concessions and other agreements (whether written or oral), for each Leased Real Property.
"Liability" means any liability or obligation (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated, unliquidated or otherwise, and whether due or to become due, and regardless of when or by whom asserted).
"Lighting Business" means, other than the Business, the design, manufacturing, marketing, distribution and sale of lighting products for consumer, non-profit, industrial, military and governmental customers, except for lighting products or designs or intended for use in applications in space.
"Loss" means any loss, Liability, demand, judgment, claim, action, cause of action, cost, damage, Tax, penalty, fine or expense, whether or not arising out of third-party claims (including interest, penalties, reasonable legal, consulting and other professional fees and expenses and all amounts paid in prosecution, investigation, defense or settlement of any of the foregoing); provided, that Loss shall not include punitive damages except to the extent awarded to a third party by a court of competent jurisdiction.
"Malicious Code" means any (i) "back door," "drop dead device," "time bomb," "Trojan horse," "virus," "ransomware," or "worm" (as such terms are commonly understood in the software industry), or (ii) other code designed or intended to have, or capable of performing, any of the following functions: (a) disrupting, disabling, harming, interfering with or otherwise impeding in any manner the operation of, or providing unauthorized access to, a Company System on which such code is stored or installed; or (b) damaging or destroying any data or file without the user's consent.

"Material Adverse Effect" means a material and adverse effect or change (i) upon the business, results of operations, assets, liabilities or financial condition of the Company, or (ii) upon the ability of the Company or any Seller to execute or deliver this Agreement, to perform any of their obligations under this Agreement or to consummate any of the transactions contemplated by this Agreement or the ability of Buyer to receive the full benefit of the transactions contemplated by this Agreement provided, however, that, solely with respect to the foregoing clause (i), any effect, change, or occurrence, arising or resulting from: (A) conditions generally affecting the general national, international or regional economy or generally affecting the industry or industries generally in which the Company operates; (B) national or international political or social conditions, including terrorism or the engagement by the United States in hostilities or acts of war or any pandemic or epidemic; (C) any natural or man-made disaster or extreme weather conditions; (D) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (E) any changes in applicable Laws or accounting rules (including GAAP) or (F) any law, regulation, statute, directive, pronouncement or guideline issued by a Governmental Authority, the Centers for Disease Control and Prevention, the World Health Organization or industry group providing for business closures, "sheltering-in-place," curfews or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak, shall not be taken into account in determining whether a "Material Adverse Effect" has arisen or occurred, or would reasonably be expected to arise or occur, with respect to the Company, except, in each case, to the extent such matters had, or would reasonably be expected to have, a materially disproportionate impact on the Company relative to other participants in the industries in which the Company operates.
"Material Contracts" is defined in Section 3.9(b).
"Material Customers" is defined in Section 3.21.
"Material Suppliers" is defined in Section 3.21.
"Materiality Exceptions" means the terms "material" or "materially", any clause or phrase containing "material," "materially," "material respects," "Material Adverse Effect," "except where the failure to … has not and would not, individually or in the aggregate, have a Material Adverse Effect," or "except as has not and would not, individually or in the aggregate, have a Material Adverse Effect," or "has not had and would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect" or any similar terms, clauses or phrases (including any reference to the Company), the inclusion of which would limit or potentially limit a claim or recovery for a breach of the representations and warranties set forth in this Agreement. For the avoidance of doubt, the word "Material" as used in the term "Material Contract," "Material Customers," and "Material Suppliers" shall not be deemed a "Materiality Exception" hereunder.
"Maximum Amount" means an amount equal to the Base Merger Consideration.
"Merger" is defined in Section 2.1(a)(i).
"Merger Sub" is defined in the Preamble.
"Net Working Capital" means the sum of the current assets of the Company (excluding Cash (or any item excluded from the definition of Cash herein), current income Tax assets, deferred Tax assets, any equityholder receivables and prepaid Transaction Expenses), minus the sum of the current liabilities of the Company (excluding Indebtedness, Transaction Expenses, current income Tax liabilities deferred Tax liabilities, net Affiliate and intercompany balances, and accrued interest obligations), in each case determined in accordance with GAAP applied in a manner consistent with the Target Net Working Capital as set forth on Schedule B of the Disclosure Schedules and the preparation of the reviewed financial statements described in Section 3.4. In the event of an inconsistency between GAAP, Target Net Working Capital, and the preparation of the reviewed financial statements, GAAP shall prevail.
"Notice of Arbitration" is defined in Section 7.10(b).
"Notice of Disagreement" means any written notice of its disagreement specifying in reasonable detail the nature and dollar amount of any disagreement so asserted with respect to the matters described in Section 2.3.
"OFAC" means the Office of Foreign Assets Control of the United States Department of the Treasury.
"Off-the-Shelf Software Licenses" means click-wrap, shrink-wrap or other standard, non-negotiated, non-exclusive licenses for unmodified, commercially available, off-the-shelf Software (other than Third Party Components) used by the Company solely for its internal business purposes, in each case with aggregate license, maintenance, support and other fees of less than $100,000 per year.
"Open Source Software" means any Software that is licensed pursuant to: (i) any license that is, or is substantially similar to, a license now or in the future approved by the Open Source Initiative and listed at http://www.opensource.org/licenses (including all versions of the GNU General Public License (GPL), the GNU Lesser General Public License (LGPL), the GNU Affero GPL, the MIT license, the Eclipse Public License, the Common Public License, the CDDL, the Mozilla Public License (MPL), the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), the Server Side Public License (SSPL) and the Sun Industry Standards License (SISL)) or any license under which such Software or other materials are distributed or licensed as "free software," "open source software" or under similar terms or models; or (ii) any Reciprocal License, in each case whether or not the Source Code is available or included in such license.
"Ordinary Course of Business" means the ordinary course of business, consistent with past custom and practice, including with regard to nature, frequency, scope and magnitude. For clarification purposes, any actions taken by the Company in good faith in response to SARS-CoV-2 or COVID-19, and any mutations thereof, including any quarantine, "shelter in place," "stay at home," workforce reduction, social distancing, shut down, closure, sequester, safety or similar applicable Laws promulgated by any local, state, or federal Governmental Authority, in each case, in connection with or in response to COVID-19, including the CARE Act and Families First Act, shall be considered to be taken in the Ordinary Course of Business.
"Overpayment Amount" is defined in Section 2.3(f).
"PPP Loan" means any Indebtedness pursuant to the "Paycheck Protection Program", including the consolidated appropriations program.
"PPP Payment" means the payments in regard to the PPP Loan.
"Pending Claim" is defined in Section 6.2(i).
"Permitted Encumbrances" means (i) Encumbrances for Taxes not due and payable as of the date hereof or that the Company is contesting in good faith by appropriate proceedings and, in each case, as to which adequate reserves have been established on the Company's financial statements in accordance with GAAP; (ii) statutory landlord's, mechanic's, carrier's, workmen's, repairmen's or other similar liens arising or incurred in the Ordinary Course of Business for amounts which are not due and payable and which would not, individually or in the aggregate, have a material adverse effect on the

Company's business as currently conducted thereon; (iii) zoning, building codes and other land use Laws regulating the use or occupancy of the Leased Real Property or the activities conducted thereon that are imposed by any Governmental Authority having jurisdiction over the Leased Real Property and that are not violated by the current use or occupancy of such Leased Real Property or the operating of the Company's or its Affiliate's business thereon; (iv) easements, covenants, conditions, restrictions and other similar matters of record affecting title to the Leased Real Property that do not or would not materially impair the use or occupancy of such Leased Real Property in the operation of the Company's or their respective Affiliate's business thereon; (v) Encumbrances arising solely pursuant to and in respect of any debt financing being arranged for or on behalf of Buyer; or (vi) Encumbrances arising under any original purchase price conditional sales contract or equipment lease.
"Person" means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, limited liability company, entity or Governmental Authority.
"Personal Information" means data or information that identifies, relates to, describes, is capable of being associated with, or would reasonably be linked, directly or indirectly, with a particular consumer or household (including a natural person's name, street address, telephone number, email address, photograph, social security number or tax identification number, driver's license number, passport number, credit card number or information, bank information, or bank customer or bank account number, health information, device identifier, IP address, biometric identifier, persistent identifier, and inferences drawn from any of the foregoing to create a profile about a consumer), or that is otherwise protected by or subject to any applicable Law.
"Plan" is defined in Section 3.15(a).
"Pre-Closing Tax Period" means any taxable period (or portion thereof) ending on or before the date hereof and the portion through the end of the date hereof of any Straddle Period.
"Processing" means the access, collection, use, sale, storage, modification, processing, recording, distribution, transfer, import, transmission, export, protection (including security measures), disposal, deletion, or disclosure or other activity regarding or operation performed on data or a set of data.
"Pro Rata Share" means, for each Seller, an amount (expressed as a percentage), equal to 50%.
"Merger Consideration Calculation" is defined in Section 2.3(b).
"Reciprocal License" means a license of an item of Software that requires or that conditions any rights granted in such license upon: (i) the disclosure, distribution or licensing of any other Software; (ii) a requirement that any disclosure, distribution or licensing of any other Software be at no charge; (iii) a requirement that any other licensee of the Software be permitted to modify, make derivative works of, or reverse-engineer any such other Software; (iv) a requirement that such other Software be redistributable by other licensees; or (v) the grant of any patent rights, including non-assertion or patent license obligations.
"Registered Company IP" is defined in Section 3.10(a).
"Released Party" is defined in Section 6.3.
"Releasing Party" is defined in Section 6.3.
"Restricted Period" is defined in Section 6.4(a)(i).

"Restricted Territory" is defined in Section 6.4(a)(ii).
"Restrictive Covenants" is defined in Section 6.4(b).
"Sanctioned Country" means any country or region or the government of which that is, or was at any time in the last five years, the subject or target of a comprehensive embargo under Sanctions Laws or Ex-Im Laws (including Cuba, Iran, North Korea, Sudan, Syria, Venezuela and the Crimea region of Ukraine).
"Sanctioned Person" means any Person that is the subject or target of sanctions or other restrictions under Sanctions Laws or Ex-Im Laws, including: (i) any Person listed on any applicable sanctions- or export-related restricted party list, including OFAC's List of Specially Designated Nationals and Blocked Persons, the U.S. Department of Commerce Bureau of Industry and Security Entity List, or the European Union Consolidated List of Financial Sanctions Targets; (ii) any Person organized, resident, or located in a Sanctioned Country; (iii) any Person that is, in the aggregate, fifty percent (50%) or greater owned, directly or indirectly, or otherwise controlled by any Person(s) described in clauses (i) or (ii); or (iv) any national of a Sanctioned Country with whom U.S. Persons are prohibited from dealing.
"Sanctions Laws" means all Laws relating to economic or trade sanctions administered or enforced by the United States (including by OFAC or the U.S. Department of State), Canada, the United Kingdom, the United Nations Security Council, the European Union, any European Union Member State or any other relevant Governmental Authority.
"SEC" means the United States Securities and Exchange Commission.
"Securities Act" means the Securities Act of 1933, as amended from time to time, and all rules and regulations promulgated thereunder, or any similar federal Law then in force.
"Security Incident" means any actual cyber or security incident, including that results in the unauthorized acquisition of, access or disclosure to, or loss, or compromise of Personal Information.
"Sellers" is defined in the Preamble.
"Seller Parties" is defined in Section 6.2(c).
"Sellers' Representative" is defined in the Preamble.
"Shares" means the shares of common stock of the Company.
"Software" means software and computer programs, whether in Source Code, object code, or other form, and including (i) data, databases, and collections of data, (ii) software implementations of algorithms, models, and methodologies, firmware, application programming interfaces, (iii) descriptions, schematics, specifications, flow charts and other work product used to design, plan, organize and develop any of the foregoing, and (iv) documentation, including user documentation, user manuals and training materials, files, and records relating to any of the foregoing.
"Source Code" means one or more statements in human readable form, including comments, definitions and annotations, which are generally formed and organized to the syntax of a computer or programmable logic programming language (including (i) such statements in batch or scripting languages, (ii) hardware definition languages such as VHDL and (iii) firmware code), together with any and all text, data and data structures, diagrams, graphs, charts, presentations, manuals, instructions, commands, schematics, flow-charts, procedures and other work product and information that describe the foregoing and any other source code.
"Sponsor" means any (i) Governmental Authority or (ii) university, college, other educational institution, research center, nonprofit organization, or private source.
"Statement of Merger" is defined in Section 2.1(a)(i).
"Straddle Period" means any taxable period that begins on or before the date hereof and ends after the date hereof.
"Subsidiary" means, with respect to any Person, any corporation, partnership, limited liability company, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (irrespective of whether, at the time, stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (ii) if a partnership, limited liability company, association or other business entity, either (A) a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof or (B) such Person is a general partner, managing member or managing director of such partnership, limited liability company, association or other entity. For purposes of this Agreement, (i) an entity shall be considered a Subsidiary for any time period for which it meets the definition of being a Subsidiary even if the entity no longer exists or is no longer a Subsidiary, (ii) references to Subsidiaries of the Company shall include Subsidiaries of any such Subsidiary and (iii) references to current Subsidiaries of the Company apply to periods during which the Subsidiary was not a Subsidiary.
"Surviving Corporation" is defined in Section 2.1(a)(i).
"Target Net Working Capital" means $170,000, the calculation of which is set forth on Schedule B.
"Tax" means any U.S. federal, provincial, territorial, state, county, local or non-U.S. taxes, charges, fees, imposts, levies or other assessments imposed by any Governmental Authority, including all net income, income, earnings, gross receipts, capital gains, production, franchise, estimated, import, net worth, Medicare, alternative minimum, add-on minimum, sales, use, transfer, registration, employment, profits, escheat, abandoned or unclaimed property, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, gross income, ad valorem, environmental, customs, duties, gains, fuel, parking, real property, personal property, intangible property, property gains, capital stock, equity, social security (or similar), retirement, pension plan, unemployment, workers' compensation, disability, payroll, license, employee or other withholding, or other tax, of any kind whatsoever (however denominated), including any interest, penalties or additions to tax or additional amounts in respect of the foregoing, whether disputed or not, and any liability in respect of any of the foregoing payable by reason of contract, assumption, transferee or successor liability, operation of Law, Treasury Regulation Section 1.1502-6 (or any predecessor or successor thereof or any analogous or similar provision of federal, state, local or non-U.S. applicable Law) or otherwise.
"Tax Returns" means returns, declarations, schedules, notices, forms, notifications, certificates, statement reports, claims for refund, estimates, elections, information returns or other documents (including any related or supporting schedules, supplements, statements, information or attachments accompanying such documents and any amendments thereto) filed with or submitted to, or required to be filed with or submitted to, a Taxing Authority in connection with the determination, assessment, reassessment, imposition or collection of any Taxes of any party or the administration of any Laws, regulations or administrative requirements relating to any Taxes.
"Taxing Authority" means any Governmental Authority responsible for the determination, assessment, collection or imposition of any Tax.
"Third Party Components" means, with respect to a Company Product, all of the following that are not exclusively owned by the Company: Software that is used in, incorporated into, combined with, linked with, distributed with, provided to any Person as a service in connection with, provided via a network as a service or application in connection with, or made available by or on behalf of the Company with, such Company Product, including any Software that is referenced or required to be present or available (including available via another machine connected directly or through a network) in such Company Product for such Company Product to properly function in accordance with its specifications or Software from which any such Company Product inherits, links, or otherwise calls functionality (including libraries or other shared-source repositories).
"Trade Control Laws" is defined in Section 3.23(a).
"Trade Secrets" means (i) trade secrets under applicable Law and (ii) material information of a confidential or proprietary nature, including ideas, Software, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, processes and techniques, methods, methodologies, algorithms, formulae, research and development information, drawings, specifications, designs, plans, proposals, technical data, financial and marketing plans and customer and supplier lists and information which are not generally known by the public.
"Transaction Expenses" means all fees, costs, expenses, commissions or other similar amounts of Sellers or the Company incurred in connection with the preparation, execution and consummation of this Agreement and the transactions contemplated hereby or any alternative transaction hereto to the extent not paid in full as of the Closing, including (i) all brokerage commissions, fees, expenses and disbursements, (ii) all special bonuses, transaction-related bonuses, change in control or retention bonuses, amounts under phantom equity or retention plans, severance plans, accelerated benefits or other similar compensation payable to any current or former officer, manager, employee, equityholder, member, individual service provider or Affiliate of the Company (including the employer portion of any employment or payroll, withholding or Taxes related thereto, whether or not such employment or payroll Taxes are due and payable at the time of payment of the underlying compensatory obligation and any amounts payable to offset or gross-up any excise or income Taxes relating thereto or attributable thereto, in each case, determined as if no deferral (if any) of such Taxes has occurred as permitted by the CARES Act), (iii) all fees and disbursements of attorneys, accountants and other advisors and service providers payable by any Seller or the Company, (iv) fifty percent (50%) of the cost of the D&O Policy and (v) fifty percent (50%) of all fees of the Escrow Agent.
"Transfer Taxes" is defined in Section 6.9(a).
"Treasury Regulations" means the United States Treasury Regulations promulgated under the Code, and any reference to any particular Treasury Regulation section shall be interpreted to include any final or temporary revision of or successor to that section regardless of how numbered or classified.
"Underpayment Amount" is defined in Section 2.3(f).
"Unlawful Payment" is defined in Section 3.24(e).

"Unpaid Income Taxes" means the sum of (A) the aggregate of all unpaid income Tax liabilities with respect to all Pre-Closing Tax Periods (whether or not such Taxes are due and payable as of the date hereof), in each applicable jurisdiction which amount (i) shall not be less than zero in any jurisdiction, and (ii) shall not include offsets or reductions with respect to income Tax refunds or overpayments of Tax and (B) any "applicable employment taxes" (as defined in Section 2302(d)(1) of the CARES Act) or payroll tax obligations (including those imposed by Sections 3101(a) and 3201 of the Code) that the Company has deferred (for example, by a failure to timely withhold, deposit or remit any such amounts in accordance with the applicable provisions of the Code and the Treasury Regulations promulgated thereunder) pursuant to Section 2302 of the CARES Act or pursuant to or in connection with Notice 2020-65 or any U.S. presidential memorandum or executive order.
"Valuation Firm" means Duff & Phelps, and if Duff & Phelps refuses or is unable to perform the requested services, Buyer and Sellers' Representative shall negotiate in good faith to agree upon a different valuation firm, which valuation firm shall not be one of the twenty largest accounting firms in the United States.
"VWAP Price" means the daily volume weighted average price of the Company Common Stock quoted on the New York Stock Exchange averaged over a period of 20 days consisting of the 20 Business Days immediately prior to the date upon which VWAP Price is calculated.
"WARN Act" means the Worker Adjustment Retraining and Notification Act, as amended, 29 U.S.C. § 2101 et seq. and any similar Law.

ARTICLE II
THE MERGERS
2.1    Mergers. On and subject to the terms and conditions of this Agreement, at the Closing:
(i)    The Merger will be consummated by the filing of a statement of merger in customary form with the Secretary of State of the State of Indiana (the "Statement of Merger") in accordance with Indiana Act and a certificate of merger in customary form with the Secretary of State of the State of Delaware (the "Certificate of Merger"). Upon such filings, Merger Sub shall be merged with and into the Company, the separate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation under the laws of the State of Indiana (the "Surviving Corporation"). The Merger shall be effective at such time as each of the Statement of Merger and Certificate of Merger are duly filed with and accepted for record by the Secretary of State of the State of Indiana and the Secretary of State of the State of Delaware, respectively, or such later time as the parties may specify in the Statement of Merger and Certificate of Merger (the "Effective Time").
(ii)    At the Effective Time, by virtue of the Merger and without any further action by any other Person:
(1)    all the properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation and all debts, liabilities, obligations and duties of the Company and Merger Sub shall become debts, liabilities, obligations and duties of the Surviving Corporation;
(2)    (A) the articles of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the articles of incorporation of the Surviving Corporation as of the Effective Time and (B) the bylaws of the Company, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation as of the Effective Time;
(3)    the directors and officers of Merger Sub at the Effective Time shall be the directors and officers of the Surviving Corporation, in each case until successors are duly elected or appointed in accordance with the articles of incorporation and bylaws of the Surviving Corporation and the Indiana Act;
(4)    each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into and become one validly issued, fully paid and non-assessable share of common stock of the Surviving Corporation; and
(5)    each Share issued and outstanding immediately prior to the Effective Time (other than Shares held in the treasury of the Company) and all rights in respect thereof shall forthwith cease to exist and be converted into and represent solely the right to receive, without interest, the Pro Rata Share of the Final Closing Merger Consideration.
(b)    Closing Transactions
.
(c)    Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place on the date hereof remotely via the electronic exchange of the funds and documents and signature pages immediately following the execution and delivery of this Agreement.
(d)    Deliveries by the Company and Sellers. At the Closing, the Company and Sellers, as applicable, shall deliver, or cause to be delivered, to Buyer the following:
(i)    duly executed resolutions of the board of directors of the Company authorizing, approving, consenting to and ratifying this Agreement, the Merger and the consummation of the other transactions contemplated hereby and recommending the adoption, authorization, approval, consent and ratification thereof to the Sellers;
(ii)    all certificates representing all of the Shares, free and clear of all Encumbrances (other than restrictions on transfer arising under applicable securities Laws), duly endorsed in blank or accompanied by executed stock powers, with appropriate transfer stamps (if any) affixed thereto;
(iii)    a certificate of existence (or its equivalent) from the Secretary of State of the State in which the Company was incorporated or organized and each other State in which the Company is qualified to do business as a foreign entity, in each case dated as of a date within five (5) Business Days prior to the date hereof;
(iv)    evidence that all of the agreements and arrangements specified on Schedule 2.2(b)(iv) have been terminated and are of no further force or effect without any further Liabilities of the Company thereunder or in connection therewith;
(v)    all governmental and regulatory consents, approvals, licenses and authorizations identified on Schedule 2.2(b)(v);
(vi)    all third-party consents, waivers and approvals identified on Schedule 2.2(b)(vi);

(vii)    the resignations, effective, as of the Closing, of each director, manager and officer of the Company (in their capacity as such) identified on Schedule 2.2(b)(vii);
(viii)    evidence that the Company has purchased and bound a non-cancellable prepaid insurance policy (the "D&O Policy") that provides directors' and officers' and fiduciary liability insurance coverage for each of the individuals who were officers, managers or similar functionaries of the Company at or prior to the Closing for the benefit of such individuals for an aggregate period of not less than six (6) years with respect to claims arising from acts, events or omissions that occurred at or prior to the Closing;
(ix)    invoices, if available, with respect to all unpaid Transaction Expenses (other than with respect to payment of any Transaction Expense that is subject to payroll tax withholding);
(x)    payoff letters with respect to certain Indebtedness identified by the parties to be repaid or otherwise satisfied on the date hereof together with releases of all Encumbrances (other than any Permitted Encumbrances) relating thereto on the assets and properties of the Company;
(xi)    duly executed assignments to the Company of the registered, applied-for, and unregistered Affiliate-Owned Company IP, in the form of Exhibit D hereto, which is a form suitable for recording in the U.S. Patent and Trademark Office (and equivalent offices in jurisdictions outside the United States)affidavit of non-foreign status from each Seller dated as of the date hereof in the form and substance required by Section 1445 of the Code and IRS guidance thereunder; and
(xii)    the Escrow Agreement executed by Sellers' Representative.
(e)    Deliveries by Buyer. At the Closing, Buyer shall:
(i)    pay, or cause to be paid, to the Sellers (in accordance with their respective Pro Rata Shares) the Estimated Closing Cash Merger Consideration by wire transfer of immediately available funds to the accounts designated by Sellers' Representative prior to the date hereof;
(ii)    issue or transfer, or cause to be issued or transferred, to the Sellers (in accordance with their respective Pro Rata Share) the number of Buyer Shares payable as the Estimated Closing Stock Merger Consideration less the Escrow Shares pursuant to the terms hereof, which may be represented by book-entry interests or one or more certificates issued to each Seller at Buyer's election;
(iii)    pay, or cause to be paid, on behalf of the Company, all amounts necessary to discharge fully the then-outstanding balance of all Indebtedness identified by the parties to be repaid or otherwise satisfied on the date hereof by wire transfer of immediately available funds to the account(s) designated by the holders of such Indebtedness in the applicable payoff letter;
(iv)    pay, or cause to be paid, on behalf of the Company, all unpaid Transaction Expenses to each Person who is owed a portion thereof by wire transfer of immediately available funds to the accounts designated by each recipient thereof in the applicable invoice therefor; provided that, any payment that is subject to payroll tax withholding shall be first paid to the Company's payroll agent for the benefit of, and for further distribution to, such Person;
(v)    deliver, or cause to be delivered, the Escrow Shares to the Escrow Agent for deposit into the Escrow Account;
(vi)    deliver, or cause to be delivered, to Sellers' Representative the Escrow Agreement executed by Buyer and the Escrow Agent; and

(vii)    deliver the approval by Buyer for the Company to deliver an executed counterpart signature page to the Employment Agreement with John Vellinger.
2.2    Cash Merger Consideration.
(a)    The Closing Total Merger Consideration shall be finally determined in accordance with this Section 2.3, and, as so finally determined, be referred to herein as the "Final Closing Total Merger Consideration".
(b)    Within one hundred and twenty (120) days following the date hereof, Buyer shall deliver to Sellers' Representative a balance sheet of the Company (in its final and binding form, the "Closing Balance Sheet") and a certificate setting forth, with reasonable detail, the Closing Net Working Capital, the Indebtedness of the Company outstanding as of the Closing, the Transaction Expenses unpaid as of the Closing, the Closing Date Cash and the resulting Closing Total Merger Consideration calculated with reference to such amount (in its final and binding form, together with the Closing Balance Sheet, the "Merger Consideration Calculation"). For the avoidance of doubt, the Closing Balance Sheet shall not include any changes in assets or liabilities as a result of merger accounting adjustments.
(c)    During the thirty (30) day period immediately following Sellers' Representative's receipt of the Merger Consideration Calculation, Sellers' Representative shall be permitted to review and have reasonable access during normal business hours to the Surviving Corporation's books and records related to the preparation of the Merger Consideration Calculation and determination of the Closing Total Merger Consideration. The Merger Consideration Calculation and the resulting Closing Total Merger Consideration, shall become final and binding upon the parties hereto on the earlier of (x) thirty (30) days following Sellers' Representative's receipt thereof unless a Notice of Disagreement is received by Buyer with respect thereto prior to such date and (y) the date on which Sellers' Representative delivers to Buyer a written notice of its agreement with such Merger Consideration Calculation prior to such date.
(d)    If Sellers' Representative delivers a timely Notice of Disagreement with respect to the matters described in this Section 2.3 in accordance herewith, then the Merger Consideration Calculation (as revised in accordance with clause (x) or (y) of this Section 2.3(d)) and the resulting Closing Total Merger Consideration shall become final and binding upon the parties hereto on the earliest of (x) the date Buyer and Sellers' Representative resolve in writing any differences they have with respect to the matters specified in the Notice of Disagreement or (y) the date all matters in dispute are finally resolved in writing by the Valuation Firm. During the thirty (30) days following Buyer's receipt of a Notice of Disagreement or such longer period as Buyer and Sellers' Representative may agree to in writing, Buyer and Sellers' Representative shall seek in good faith to resolve in writing any differences that they have with respect to the matters specified in the Notice of Disagreement. Following Buyer's receipt of a Notice of Disagreement, Buyer and its agents and representatives shall be permitted to review and have reasonable access during normal business hours to Sellers' Representative's and its representatives' working papers relating to the Notice of Disagreement.
(e)    At the end of the thirty (30)-day period referred to in Section 2.3(d) (as such period may be extended by mutual agreement of the Buyer and Sellers' Representative as provided therein), Buyer and Sellers' Representative shall submit to the Valuation Firm for review and resolution of all matters (but only such matters) that remain in dispute and that were properly included in the Notice of Disagreement. The Valuation Firm shall make a final determination of the Closing Net Working Capital, the Indebtedness of the Company outstanding as of the Closing, the Transaction Expenses unpaid as of the Closing, the Closing Date Cash and the resulting Closing Total Merger Consideration calculated with reference to such amounts, in each case, to the extent such amounts are in dispute, in accordance with the guidelines and procedures set forth in this Agreement and Exhibit B. Buyer, the Company and Sellers' Representative will cooperate in a commercially reasonable manner with the Valuation Firm during the term of its engagement.

The determination of the Closing Net Working Capital, the Indebtedness of the Company outstanding as of the Closing, the Transaction Expenses unpaid as of the Closing, the Closing Date Cash and the resulting Closing Total Merger Consideration calculated with reference to such amounts shall become final and binding on the parties hereto on the date the Valuation Firm delivers its final resolution in writing to Buyer and Sellers' Representative.
(f)    Should the Estimated Closing Total Merger Consideration exceed the Final Closing Total Merger Consideration (the amount of such excess, the "Overpayment Amount"), then (i) within three (3) Business Days after the Merger Consideration Calculation becomes final and binding on the parties hereto (the "Finalization Date"), Buyer and Sellers' Representative shall deliver joint written instructions to the Escrow Agent to cause the Escrow Agent to surrender to the Company for cancellation a number of Buyer Shares from the Adjustment Escrow Account equal to the Overpayment Amount, calculated based on the Closing Per Share Price, and, to the extent that the value of the Adjustment Escrow Shares (based on the Closing Per Share Price) is less than the Overpayment Amount, Sellers, severally and not jointly, shall pay the Buyers the remaining amount of the Overpayment Amount and (ii) within three (3) Business Days after the Finalization Date, Buyer and Sellers' Representative shall deliver joint written instructions to the Escrow Agent to cause the Escrow Agent to transfer to the Sellers (in accordance with their respective Pro Rata Shares), the remaining Adjustment Escrow Shares, if any, as full settlement of the Overpayment Amount. Should the Final Closing Total Merger Consideration equal or exceed the Estimated Closing Total Merger Consideration (the amount of such excess, if any, "Underpayment Amount"), then (i) Buyer and Sellers' Representative shall deliver joint written instructions to the Escrow Agent to cause the Escrow Agent to distribute, within three (3) Business Days after the Finalization Date, to the Sellers (in accordance with their respective Pro Rata Shares) the Adjustment Escrow Shares and (ii) Buyer shall issue to Sellers (in accordance with their respective Pro Rata Shares) a number of Buyer Shares with a value equal to the Underpayment Amount (based on the Closing Per Share Price). The parties hereto shall treat all payments made pursuant to this Section 2.3(f) to Sellers with respect to the Shares as adjustments to the Closing Total Merger Consideration (and not as wages or compensation) for all Tax purposes, unless otherwise required by Law.
2.3    Tax Withholding. Notwithstanding anything in this Agreement to the contrary, each of Buyer, Merger Sub, the Company, and each of their respective Affiliates, and the Escrow Agent, shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any amount payable to any Person pursuant to this Agreement or otherwise in connection with or by virtue of the transactions contemplated hereby such amounts as are required to be deducted and withheld under the Code or any Tax or other Law as reasonably determined by the applicable withholding agent in good faith. Any such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.
ARTICLE III
REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY
As a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated hereby, the Sellers, severally and not jointly, hereby represent and warrant to Buyer that:
3.1    Organization and Authority. The Company has full corporate power, authority and legal capacity to enter into the documents contemplated hereby to which the Company is a party and to perform its obligations thereunder. The Company is duly organized and validly existing under the Laws of the State of Indiana. The Company possesses all requisite corporate power and authority necessary to own and operate its properties, to carry on its business as now conducted and to carry out the transactions contemplated by this Agreement and each Ancillary Agreement to which the Company is a party. The Company has made available to Buyer true, correct and complete copies (that reflect all amendments made thereto (or which are pending) at any time prior to the date hereof) of the Company's Governing Documents as currently in effect. The Company is not in default under or in violation of any provisions of its Governing Documents. Schedule 3.1 sets forth a list all of the officers, directors and managers (or similar functions) of the Company.
3.2    Capitalization and Related Matters.
(a)    Schedule 3.2(a) sets forth all of the authorized Shares and other equity securities of the Company by class of Shares and other equity securities of the Company, the number of such equity securities of the Company that are issued and outstanding, and the names and percentage ownership of each record owner of such issued and outstanding equity securities of the Company. The Shares constitute the only equity interests of the Company. Each of the record owners set forth on Schedule 3.2(a) has good and valid title to, and beneficial ownership of, such record owner's Shares and the Shares are free and clear of all Encumbrances (other than restrictions on transfer arising under applicable securities Laws). All of the Shares have been duly authorized, are validly issued and are fully paid and, to the extent applicable, non-assessable.
(b)    Except as set forth on Schedule 3.2(a), the Company does not have any other authorized, issued or outstanding equity securities (or options, warrants, phantom stock, stock appreciation, profit participation or similar equity-based rights), including any outstanding securities convertible into, exchangeable for or measured by reference to any Shares or other equity securities of the Company. The Company is not subject to any option or obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any of its capital stock, membership interests or other equity securities or any warrants, options or other rights to acquire any of its capital stock, membership interests or other equity securities. The Company has not violated any federal, provincial or state securities Laws in connection with the offer, sale or issuance of its capital stock, membership interests or other equity securities, and no such equity securities are subject to, nor were they issued in violation of, any preemptive rights or rights of first refusal or any securities Laws. Except as set forth on Schedule 3.2(b), there are no agreements with any Seller or any other Person with respect to the voting or transfer of any of the equity securities of the Company, or with respect to any other aspect of the Company's affairs.
(c)    The Company does not have, and has never had, any Subsidiaries (nor has the Company taken any steps to incorporate or form any Subsidiaries) and does not own or hold any equity interest or other security or interest (including the right to acquire any such security or interest) in any Person nor have any obligation to make any capital contribution or other investment in any Person. Except as set forth on Schedule 3.2(c), the Company is not party to any joint venture, voting, proxy, partnership or other similar arrangement or relationship.
3.3    Noncontravention.
(a)    Except as set forth on Schedule 3.3, the execution and delivery of this Agreement and each Ancillary Agreement to which the Company is a party, the execution and delivery of any of the agreements and instruments contemplated hereby, the fulfillment of and compliance with the respective terms hereof and thereof nor the consummation of the transactions contemplated hereby or thereby do not and shall not (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under (whether with or without the passage of time, the giving of notice or both), (iii) result in the creation of any Encumbrance upon the Shares or other equity securities, properties or assets of the Company pursuant to, (iv) give any third party the right to modify, terminate or accelerate any obligation under, (v) result in a violation of or (vi) require any authorization, consent, approval, exemption or other action of or by, or notice or declaration to, or filing with, any third party or any Governmental Authority pursuant to, the Governing Documents of the Company, or any Law, any material Contract, any Data Security

Requirement, any Company Permit or any judgment, decision, decree, order, injunction, writ, stipulation, determination or ruling to which the Company or its assets is subject.
(b)    The Company is not party to or bound by any written or oral agreement with respect to a Company Transaction other than this Agreement. There is not any Action pending, threatened in writing or, to the Company's knowledge, threatened orally before any Governmental Authority wherein an unfavorable injunction, judgment, order, decree, award, ruling or charge would (i) prevent the performance of this Agreement or the consummation of any of the transactions contemplated hereby or declare unlawful any of the transactions contemplated hereby, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation or (iii) result in Buyer or the Company paying, or otherwise becoming subject to an obligation in respect of, damages or other relief in connection with the transactions contemplated hereby.
3.4    Financial Information.
(a)    Attached hereto as Schedule 3.4(a) are the following financial statements: (i) the reviewed balance sheets of the Company as of December 31, 2020 and December 31, 2019 and the related statements of income and cash flows (or the equivalent) for the fiscal years then ended; and (ii) the balance sheet of the Company as of June 30, 2021 (the "Latest Balance Sheet") and the related statements of income and cash flows (or the equivalent) for the six (6)-month period then ended. Each of the foregoing financial statements (including in all cases the notes thereto, if any) is consistent with the books and records of the Company (which, in turn, are accurate and complete), present fairly in all material respects the financial condition and operating results of the Company and has been prepared in accordance with GAAP consistently applied throughout the periods covered thereby, subject, in each case (including in the case of the unaudited financial statements), to the absence of footnote disclosures (none of which footnote disclosures would, alone or in the aggregate, be adverse to the business, operations, assets, liabilities, financial condition, operating results, value, cash flow or net worth of the Company). There has been no change in the accounting methods or practices of the Company since the earliest date covered by the foregoing financial statements, which is not expressly described therein.
(b)    The Company maintains and complies with a system of accounting controls in accordance with industry standards to provide that (i) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and (ii) access to properties and assets is permitted in accordance with management's general or specific authorization.
(c)    Except as set forth on Schedule 3.4(c), (a) all accounts and notes receivable of the Company (net of reserves for doubtful accounts as reflected in the calculation of the Estimated Closing Total Merger Consideration as reflected on Schedule A and as determined in accordance with GAAP) are valid receivables arising in the Ordinary Course of Business; (b) no Person has any Encumbrance on such receivables or any part thereof, and no agreement for deduction, free goods, discount or other deferred price or quantity adjustment has been made with respect to any such receivables and (c) to the Company's knowledge, there is no pending or threatened contest with respect to the amount or validity of any amount of any such account receivables.
3.5    Absence of Undisclosed Liabilities. Except as set forth on Schedule 3.5, the Company does not have nor will have any Liability arising out of any transaction entered at or prior to the Closing, other than (a) liabilities reflected on the face of the Latest Balance Sheet, (b) liabilities and obligations which have arisen after the date of the Latest Balance Sheet in the Ordinary Course of Business (none of which is a Liability for breach of contract, breach of warranty, tort, infringement, dilution, misappropriation, dilution, violation of Law or arising out of a claim or lawsuit), (c) obligations under contracts and commitments described on Schedule 3.9(a) or under contracts and commitments entered into in the Ordinary Course of Business which are not required to be disclosed on such Schedule pursuant to Section 3.9(a) (but not

Liabilities for any breach of any such contract or commitment), (d) liabilities and obligations expressly disclosed in the other Schedules referred to in this Article III and (e) liabilities and obligations which have not had or would not reasonably be expected to have a Material Adverse Effect.
3.6    No Material Adverse Effect. Since December 31, 2020, there has occurred no fact or event which has had or would reasonably be expected to have a Material Adverse Effect.
3.7    Absence of Certain Developments. Except as set forth on Schedule 3.7, since the date of the Latest Balance Sheet, the Company has operated only in the Ordinary Course of Business and the Company has not:
(a)    discharged or satisfied any Encumbrance or paid any Liabilities exceeding $250,000 in the aggregate, other than current liabilities paid in the Ordinary Course of Business;
(b)    declared, set aside or made any payment or distribution of cash or other property to any of its equityholders with respect to such equityholder's equity interest or otherwise;
(c)    purchased, redeemed or otherwise acquired or issued any equity securities (including any warrants, options or other rights to acquire its shares, units, membership interests or other equity securities);
(d)    sold, assigned, transferred, leased, subleased, licensed or sublicensed any of its tangible properties or assets, except sales, transfers, leases, subleases, licenses or sublicenses of such properties or assets in the Ordinary Course of Business;
(e)    (i) sold, assigned, transferred, abandoned, permitted to lapse (except at the end of their maximum statutory terms), subjected to any Encumbrance (other than a Permitted Encumbrance), or otherwise disposed of any Intellectual Property Rights or (ii) disclosed (or permitted any Person to disclose) any Confidential Information to any Person (other than to Buyer and its Affiliates or in the Ordinary Course of Business, pursuant to written agreements, in circumstances in which it has imposed reasonable and customary confidentiality restrictions to preserve all rights of the Company in Trade Secrets) or disclosed, made available, licensed, released, or escrowed any Source Code, or, to the Company's knowledge, received any Confidential Information of any Person in violation of any obligations of confidentiality;
(f)    (i) made, announced or granted any cash or equity or equity-based incentive awards, bonus, retention, change in control, transaction, severance or similar compensation or any wage or salary or other compensation or benefits increase or decrease to any current or former employee or other individual service provider, (ii) except as required by applicable Law, increased or accelerated or committed to accelerate the funding, payment or vesting of the compensation or benefits provided under any Plan, or amended, modified or terminated any Plan or adopted, established or entered into any Plan or take any action under this clause (ii) with respect to any plan, policy, program, agreement or arrangement that would be a Plan if in effect on the date hereof, (iii) negotiated, modified, extended, terminated, or entered into any collective bargaining agreement or other contract with any labor organization, labor union, or group of employees (each a "CBA"), or recognized or certified any labor union, works council, labor organization, or group of employees as the bargaining representative for any employees of the Company, (iv) taken any action to accelerate the time of payment, funding or vesting of any compensation or benefits under any Plan, or (v) hired or terminated the employment, engagement or service of any employee or independent contractor of the Company with an annual base salary or consulting fee and incentive compensation opportunity in excess of $100,000;

(g)    implemented or announced any employee layoffs, plant closings, reductions in force, furloughs, temporary layoffs, salary or wage reductions, work schedule changes, or other actions that would implicate the WARN Act;
(h)    hired, engaged, furloughed, temporarily laid off, or terminated (without cause) any current or former employee or independent contractor with annual compensation in excess of $125,000;
(i)    waived or released any noncompetition, nonsolicitation, nondisclosure, noninterference, nondisparagement, or other restrictive covenant obligation of any current or former employee or independent contractor;
(j)    suffered any extraordinary financial losses or cancelled or waived any debts, claims or other rights (except in the Ordinary Course of Business) in excess of $50,000 in the aggregate;
(k)    waived, settled or compromised any claim, other than waivers, settlements or compromises in the Ordinary Course of Business involving solely monetary payments not in excess of $50,000 in the aggregate;
(l)    suffered any damage, destruction or casualty loss to one of its assets or properties exceeding in the aggregate $150,000, whether or not covered by insurance;
(m)    made any commitment for capital expenditures in an amount in excess of $250,000 that remain unpaid;
(n)    made any charitable pledges exceeding in the aggregate $20,000 or made any political contributions;
(o)    made any loans or advances to any Person of more than $25,000;
(p)    made any change in any method of accounting or accounting policies, except as required by GAAP or applicable Law;
(q)    made or changed any Tax election, settled any Tax claim or assessment, filed any amended Tax Return, entered into any closing agreement, adopted or changed any Tax accounting method; agreed to (or requested) an extension or waiver of a Tax statute of limitations period, failed to pay any Tax when due and payable (including any estimated Tax payments), incurred any Tax Liability other than in the Ordinary Course of Business, prepared or filed any Tax Return in a manner inconsistent with past practice, surrendered any right to claim a refund of Taxes, sought (nor has any Affiliate that would be aggregated with the Company and treated as one employer for purposes of Section 2301 of the CARES Act sought) a covered loan under paragraph (36) of Section 7(a) of the Small Business Act (15 U.S.C. 636(a)), as added by Section 1102 of the CARES Act, deferred any payroll tax obligations (including those imposed by Sections 3101(a) and 3201 of the Code) (including by a failure to timely withhold, deposit or remit such amounts in accordance with the applicable provisions of the Code and the Treasury Regulations promulgated thereunder) pursuant to or in connection with Notice 2020-65 or any U.S. presidential memorandum or executive order, or taken any other similar action relating to the filing of any Tax Return or the payment of any Tax;
(r)    amended, modified or terminated any contract which, but for such termination, amendment, or modification would be a Material Contract;
(s)    applied for or received any relief under the CARES Act or any other applicable Law or governmental program designed to provide relief related to COVID-19; or

(t)    agreed or committed, whether orally or in writing, to do any of the foregoing.
3.8    Assets. Except as set forth on Schedule 3.8, the Company has good and marketable title to, or a valid leasehold interest in, all properties and assets used in, necessary for, or developed for the operation of the Company's business located on any of its premises or shown on the Latest Balance Sheet or acquired after the date thereof (other than inventory sold in the Ordinary Course of Business since the date of the Latest Balance Sheet) (the "Assets"), free and clear of all Encumbrances (except for Permitted Encumbrances).
3.9    Contracts and Commitments.
(a)    Except as set forth on Schedule 3.9(a), the Company is not party to or bound by any written, or to the Company's knowledge, oral agreements, in effect as of the date of this Agreement and creating any legally binding right(s) or obligation(s) of the Company:
(i)    profit sharing, option, profits interests, restricted unit, incentive equity, employee equity purchase, bonus or other plan or Contract providing for equity or equity-based compensation to current or former employees or other individual service providers;
(ii)    Contract providing for (A) the employment, retainer or engagement of any former (to the extent of any ongoing Liability) or current director, officer, individual, employee or other Person on a full-time, part-time, consulting, independent contractor or other basis (x) with annual compensation in excess of $125,000 or (y) that are not terminable upon thirty (30) days' notice or less without any liability to the Company, (B) retention, change of control, severance or other termination payments or benefits, or (C) loans to former or current equityholders, members, officers, directors, managers, employees, partners or Affiliates;
(iii)    except for those on the standard form agreement provided to certain employees and independent contractors (which form was made available to Buyer) ("Form IP Agreements"), Contract that is a proprietary information and inventions assignment agreement, employee or independent contractor restrictive covenant agreement, or any other ancillary employment agreement;
(iv)    Contract under which the Company has advanced or loaned any other Person amounts in the aggregate exceeding $50,000 or Contract under which any Person would be deemed to have Indebtedness to the Company in amounts in the aggregate exceeding $50,000;
(v)    Contract or indenture relating to Indebtedness or the mortgaging, pledging or otherwise placing an Encumbrance (other than a Permitted Encumbrance) on any asset(s) or property(ies) of the Company;
(vi)    lease or agreement under which the Company is lessee of or holds or operates any property, real or personal, owned by any other party, except for any lease of real or personal property under which the aggregate annual rental payments do not exceed $100,000;
(vii)    lease or agreement under which the Company is lessor of or permits any third party to hold or operate any property, real or personal, owned or controlled by the Company, except for any lease of real or personal property under which the aggregate annual rental payments do not exceed $25,000;
(viii)    Contract or group of related Contracts with the same party or group of affiliated parties the performance of which involves consideration in the aggregate in excess of $500,000;

(ix)    Contracts that relate to Intellectual Property Rights (including any licensing of or granting rights to Intellectual Property Rights by the Company to any Person or by any Person to the Company) and any other contracts affecting the Company's ability to own, use, transfer, license, disclose or enforce any Intellectual Property Rights (or any assignment, license, royalty, development (and co-development), acquisition or divestiture agreements, concurrent use, settlement, consent to use, covenant not to sue, software escrow and indemnification agreements relating to any Intellectual Property Rights, in each case other than any Off-the-Shelf Software Licenses) (collectively, "IP Agreements");
(x)    warranty agreement with respect to its services rendered or its products sold or leased, other than any warranty provided in the Ordinary Course of Business;
(xi)    Contract with a term of more than twelve (12) months which is not terminable by the Company upon less than sixty (60) days' notice without a penalty (other than Contracts calling for payments of less than $100,000 per year);
(xii)    Contract with a Material Customer;
(xiii)    Contract with a Material Supplier;
(xiv)    CBA;
(xv)    Contract for the employment or engagement of any director, officer, employee or independent contractor providing for annual compensation in excess of $150,000;
(xvi)    indemnification, "change of control," retention, severance, restrictive covenant, proprietary information or inventions assignment with any director, officer, employee or independent contractor;
(xvii)    settlement, conciliation or similar agreement;
(xviii)    Government Contract, the performance of which involves consideration in the aggregate in excess of $100,000;
(xix)    sales representative, commission or similar agreement;
(xx)    Contract under which pricing, discounts or benefits that change based on the pricing, discounts or benefits offered to other third parties (including any contract containing "most favored nation" or "tracking customer" or "best pricing" provisions), disclosure of company cost data or comparable pricing data, exclusive sales, distribution, marketing or other exclusive rights, rights of refusal or rights of first negotiation are granted or received;
(xxi)    Contract which provides for or otherwise includes a minimum volume or purchase requirement or similar obligation or arrangement; or
(xxii)    Contract prohibiting or restricting the Company from freely engaging in any business or competing anywhere in the world.
(b)    All of the Contracts, leases, agreements and instruments set forth or required to be set forth on Schedule 3.9(a) (collectively, together with the Form IP Agreements, the "Material Contracts") are valid, binding and enforceable in accordance with their respective terms, in each case, except as enforceability may be limited or affected by applicable bankruptcy, insolvency, reorganization or other

Laws of general application relating to or affecting the rights of creditors and except as enforceability may be limited by rules of Law governing specific performance, injunctive relief or other equitable remedies. Except as set forth on Schedule 3.9(b), (i) the Company has performed all obligations required to be performed by it and is not in default under or in breach of nor in receipt of any claim of default or breach under any Material Contract to which it is subject, (ii) to the Company's knowledge, no event has occurred which with the passage of time or the giving of notice or both would result in a material default, breach or event of noncompliance under any Material Contract to which it is subject, (iii) to the Company's knowledge, no Material Contract by which the Company is bound is currently subject to cancellation or any other modification by the other party(ies) thereto or is subject to any penalty, right of set-off or other charge by the other party(ies) thereto for late performance or delivery (including as a result of COVID-19 and COVID-19 Measures) and (iv) to the Company's knowledge, there is no material breach or anticipated breach by the other party(ies) to any Material Contract to which the Company is a party. The Company has made available to Buyer a true, correct and complete copy in all material respects (including all amendments, waivers or other changes) of each Material Contract (excluding agreements with employees of the Company on the Company's standard forms which have been made available to Buyer).
3.10    Intellectual Property Rights; IT, Cybersecurity and Data Privacy.
(a)    Schedule  3.10(a) contains a complete and accurate list of all (i) applied-for, registered or issued Intellectual Property Rights owned by, registered to, or filed in the name of the Company or any of its Affiliates (collectively, the "Registered Company IP") and (ii) material unregistered Intellectual Property Rights (but, in the case of Trade Secrets, by way of a non-confidential description only). Except for the Trademarks designated in Schedule 3.10(a) and the patents designated in Schedule  3.10(a), in each case, as abandoned, expired or canceled, all Company IP that has been issued or registered or applied for is in full force and effect and subsisting and, to the Company's knowledge, valid and enforceable. Except as indicated on Schedules 3.10(a) and 3.10(e)(i), (A) The Company exclusively owns and possesses all right, title and interest in and to all Company IP and (B) the Company has sufficient rights pursuant to a valid and enforceable license (each of which is listed on 3.9(a)(ix) other than Off-the-Shelf Software Licenses) to all other Business IP, in each case of (A) and (B), free and clear of all Encumbrances other than Permitted Encumbrances. Except for the Trademarks listed in Schedule  3.10(a) and the patents and patent applications designated in Schedule 3.10(a) as abandoned or expired, all necessary registration, maintenance and renewal fees in connection with the Intellectual Property Rights set forth (or required to be set forth) in Schedule 3.10(a) have been paid by their applicable due dates and all necessary documents and certificates in connection with the foregoing have been filed with the relevant Intellectual Property Rights authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of perfecting, prosecuting, and maintaining the foregoing.
(b)    Except for routine patent and trademark prosecution office actions and other routine correspondence from the United States Patent and Trademark Office in the ordinary course of routine prosecution of Company IP, there are no, and there have not been during the past three (3) years any, Actions pending, sent or received in writing by, or, to the Company's knowledge, threatened by or against, the Company asserting, contesting or relating to any Intellectual Property Right (including the validity, use, ownership, registrability, scope, or enforceability thereof or infringement, misappropriation, or dilution thereof, or other conflict therewith (including any offers or demands to license or cease and desist letters)), Company Product, Data Security Requirement, Personal Information or Security Incident. Neither the Company, nor the conduct of the Business (including the use, sale, offer for sale or distribution of any Company Product), has infringed, misappropriated, diluted, or conflicted with, or infringes, misappropriates, dilutes or conflicts with, any Intellectual Property Rights of any other Person. To the Company's knowledge, in the past three (3) years no Person has infringed, misappropriated, diluted or conflicted with or is infringing, misappropriating, diluting or conflicting with, any Company IP.

(c)    Except as would not reasonably be expected to have a Material Adverse Effect, the Company Systems (and license seats therefor licensed by the Company) are reasonably sufficient for the current needs of the Company. The Company Products, and to the Company’s knowledge, the Company Systems, are free in all material respects from any Malicious Code. The Company has taken commercially reasonable precautions to (i) protect the confidentiality, integrity and security of the Company Systems and all information and Trade Secrets stored or contained therein or transmitted thereby from any theft, corruption, loss or unauthorized Processing or interruption and (ii) ensure that all Company Systems operate and run in a commercially reasonable business manner in all material respects. In the past three (3) years there have been no failures or other adverse events affecting any of the Company Systems that have caused any material disruption in or to the use of such Company Systems or the Business. The Company is, and in the past three (3) years has been, in compliance in all material respects with all Data Security Requirements. In the past three (3) years, the Company has not suffered, experienced, discovered, been subject to, or been notified of any Security Incidents.
(d)    The Company has taken all actions reasonably necessary to maintain and protect all of the Business IP (including the secrecy and confidentiality of all Trade Secrets included therein). No such Trade Secrets have been disclosed or authorized to be disclosed (and no event has occurred, and to the Company's knowledge no circumstance or condition exists, that (whether with or without the passage of time, the giving of notice or both) will, or would reasonably be expected to, result in a requirement that the Company disclose or authorize to be disclosed any such Trade Secrets to any Person, other than to employees in the Ordinary Course of Business pursuant to a written confidentiality and non-disclosure agreement. Except as set forth on Schedule 3.10(a), each Person who has participated in the authorship, conception, creation, reduction to practice, or development of any Intellectual Property Rights for, on behalf of, or under the direction or supervision of the Company (such Intellectual Property Rights, "Developments") has executed and delivered to the Company a valid and enforceable written contract providing for (i) the confidentiality and non-disclosure by such Person of all Trade Secrets included in the Business IP and (ii) the assignment by such Person (by way of a present grant of assignment) to the Company of all right, title, and interest in and to such Intellectual Property Rights, or otherwise arising out of such Person's employment by, engagement by, or contract with the Company. To the Company's knowledge, no Person is in breach of any contract referenced in this section. No current or former employee or other third party has claimed any right, title or interest in or to any Company IP.
(e)    Except as set forth in Schedules 3.10(a)(i) and 3.10(e)(i), or pursuant to Small Business Innovation Research agreements, no Intellectual Property Rights included in the Company IP or Developments were (in whole or in part) authored, created, conceived, developed, or reduced to practice by or on behalf of, or with or using any personnel, grants, funds, facilities, Intellectual Property Rights or other resources of, a Sponsor, and no Person who was involved in, or who contributed to, the authorship, creation, conception, development, or reduction to practice of any such Company IP or Development was employed by, under contract to, or performed services for any Sponsor during a period of time during which such Person was also performing services for the Company related to the development of such Company IP or Development. Except for the limited rights identified in Schedule 3.10(e)(ii) in the issued U.S. patents set forth on Schedule 3.10(e)(i), which limited rights are accorded to the relevant agencies and departments of the United States government as a result of such agencies or departments providing funding for federally sponsored research and development which research and development ultimately is included in such issued U.S. patents, no Sponsor has any claim or right in or to any Company IP or Developments.
(f)    Schedule 3.10(f) contains a complete and accurate list of all (i) Company Products and (ii) Third Party Components (other than Open Source Software) and associated license agreements. Each of the Company Products operates in accordance in all material respects with the applicable specifications and documentation of the Company relating to such Company Product. With respect to any Third Party Component that constitutes Open Source Software, the Company is and has been in compliance in all material respects with all applicable licenses with respect thereto. No Software that is a Third Party Component or that is otherwise licensed, disclosed, distributed, or otherwise made available to the Company is governed by a Reciprocal License. The Company is in possession of the Source Code and object code for all Software (A) included in a Company Product and owned by the Company, or (B) otherwise included in the Company IP. No Person other than the Company is in possession of, or has been granted any license or other right with respect to, any Source Code constituting Company IP. No such Source Code has been disclosed, licensed, released, distributed, escrowed or made available to or for any Person and no Person has been granted any rights thereto or agreed to disclose, license, release, deliver, or otherwise grant any right thereto under any circumstance. No event has occurred, and to the Company's knowledge no circumstance or condition exists, that (whether with or without the passage of time, the giving of notice or both) will, or would reasonably be expected to, result in a requirement that any such Source Code be disclosed, licensed, released, distributed, escrowed or made available to or for, or any other grant of any right be made with respect thereto, any third party by the Company.
3.11    Litigation. Except as set forth on Schedule 3.11 or routine patent and trademark prosecution office actions and other routine correspondence from the United States Patent and Trademark Office in the ordinary course of routine prosecution of Company IP, during the past three (3) years there has not been, and there is not, any material Action pending or threatened in writing or, to the Company's knowledge, orally threatened, against, by or affecting the Company or the Company's business (or to the Company's knowledge, pending or threatened against or affecting any of the officers, managers, employees, agents or representatives of the Company with respect to its business), or pending or threatened by the Company against any Person, at law or in equity, or before or by any Governmental Authority. Except as set forth on Schedule 3.11 the Company is fully insured with respect to each of the matters set forth on Schedule 3.11. Neither the Company nor the Company's business is, nor the Company's assets are, subject to any judgment, decision, decree, order, injunction, writ, stipulation, determination, award or ruling of any Governmental Authority.
3.12    Compliance with Laws; Permits and Licenses. Except as set forth on Schedule 3.12:
(a)    At all times during the past three (3) years, the Company and each of its equityholders, members, officers, managers, and to the Company's knowledge, employees and Affiliates and each agent acting on any of their respective behalf have complied and are in compliance in all material respects with all applicable Laws relating to the Company. At all times during the past three (3) years, no written notices have been received by and no claims have been filed against, the Company alleging a material violation of any such Laws (including COVID-19 Measures).
(b)    The Company is qualified to do business in every jurisdiction in which its ownership or lease of property or conduct of business requires it to qualify, except where the failure to be so qualified has not had and would not reasonably be expected to have a Material Adverse Effect, and the Company holds and is in compliance in all material respects with, and at all times in the past three (3) years, the Company has held and been in compliance in all material respects with, all certificates of occupancy, permits, licenses, franchises, bonds, approvals, certificates, qualifications, registrations, accreditations and other authorizations of all Governmental Authorities required for the conduct of the business of the Company and the ownership, use, occupancy, maintenance and operations of its properties and assets in the conduct of the business of the Company (collectively, the "Company Permits"). Schedule 3.12(b) sets forth a list of all of the Company Permits. No written notices have been received by the Company alleging the material failure to hold or comply with any Company Permit or threatening cancellation, termination or material modification of any Company Permit. The Company has made available to Buyer true, correct, and complete copies of all such Permits set forth on Schedule 3.12(b).

3.13    Environmental Matters.
(a)    Except as set forth on Schedule 3.13(a), the Company is, and at all times during the past three (3) years has been, in compliance in all material respects with all Environmental Laws, which compliance includes and has included obtaining, maintaining and complying in all material respects with all Company Permits required pursuant to, or issued under, Environmental Laws.
(b)    Except as set forth on Schedule 3.13(b), at all times in the past three (3) years (i) there have not been, and there are not any material Actions pending or threatened in writing or, to the Company's knowledge, orally threatened against the Company pursuant to Environmental Laws, and (ii) the Company has not received any written notice, report, claim, demand, notice of violation, citation notice, order, or directive, in each case, alleging any material violation of, or material Liability under, Environmental Laws.
(c)    Except as set forth on Schedule 3.13(c), the Company has not (nor any other Person to the extent such Person's actions would give rise to material Liability to the Company) treated, stored, disposed or arranged for the disposal of, transported, distributed, manufactured, handled, marketed, released or exposed any Person to, or owned, leased, or operated any property or facility contaminated by, any Hazardous Substance, in each case, as has given or would give rise to material Liabilities of the Company under any Environmental Law.
(d)    Except as set forth on Schedule 3.13(d), the Company has not assumed or provided an indemnity with respect to any Liability of any other Person with respect to Environmental Laws or any Hazardous Substance, other than general contractual indemnities entered pursuant to a lease or credit agreement in the Ordinary Course of Business.
(e)    Copies of all environmental health and safety assessments, audits, reports and other material environmental, health or safety documents relating to Liabilities or compliance status under Environmental Laws of the Company or to the environmental condition of the Leased Real Property or any facilities previously owned or operated by the Company that are in the possession or under the reasonable control of any Seller or the Company, have been made available to Buyer.
3.14    Employees.
(a)    Schedule 3.14(a) correctly sets forth the name or employee ID, job title, work location, status as full or part time, date of hire, exempt or non-exempt classification under the Fair Labor Standards Act and any other applicable Law regarding the payment of wages, visa status if not a U.S. citizen (as applicable), current annual salary or hourly wage rate (as applicable), bonus and commission entitlement of the Company's employees, and whether any employees are absent from active employment, including furloughs, leaves of absence or disability (and where an employee is absent or on furlough or leave, the type of absence or leave and expected return to work date). Except as set forth on Schedule 3.14(a), (i) the Company is not, and at no time in the past three (3) years has the Company been, party to or bound by any CBA, nor has any employee of the Company been represented by a labor union, works council or other labor organization; (ii) the Company is in compliance with, and at all times in the last three (3) years has complied in all material respects with, all Laws relating to employment, labor and employment practices including all Laws relating to wages and hours, classification of exempt and non-exempt employees, classification of independent contractors, vacation, human rights, employment standards, workers' compensation, labor relations, plant closings, furloughs and layoffs (including the WARN Act), occupational health and safety and accessibility (including as related to COVID-19), workplace safety and insurance, immigration (including the completion of Forms I-9 for all employees and the proper confirmation of employee visas), harassment, employee leave issues, employee trainings and notices, pay equity, equal opportunity, affirmative action and Office of Federal Contract Compliance Programs compliance, fair labor standards, nondiscrimination and retaliation, whistleblowing, disability rights or benefits employment equity, and the withholding, collection, remittance and payment (as the case may be) of social security, unemployment insurance, statutory deductions and withholdings, and other Taxes or any other employment- or labor-related Laws; (iii) there is no pending, to the Company's knowledge, threatened strike, slow-down, work interruption, stoppage, lockout, walkout, labor grievance, hand billing, picketing, unfair labor practice charge, labor grievance, labor arbitration or other material labor or employment dispute against, by or involving the Company, and no such dispute has occurred or been threatened in the last three years; (iv) the Company is not, and for the past three years has not been, in material breach of any provision of, an employment, consulting or independent contractor-related agreement; (v) to the Company's knowledge, there are no ongoing or threatened union organizing or decertification activities or proceedings with respect to any employees of the Company and no such activities or proceedings have occurred in the last three (3) years; (vi) to the Company's knowledge, no employee or independent contractor of the Company is subject to any non-compete, non-disclosure, confidentiality, employment, consulting or similar agreements that would restrict such employee or independent contractor in the performance of his or her duties or the ability of the Company to conduct its business; and (vii) except for Mark S. Deuser, to the Company's knowledge, no officer, executive, key employee of the Company or other employee with annual base compensation at or above $100,000 has any expressed intention to terminate his or her employment within the first twelve (12) months following the Closing.
(b)    The Company has fully and timely paid all wages, salary, wage premiums, prevailing wages, commissions, bonuses, fees, vacation pay, holiday pay, sick leave pay, severance and termination payments or other compensation which have come due and payable to its current and former employees, directors, officers and independent contractors in all material respects under applicable Law, contract or Company policy. The Company is not liable for any fines, Taxes, interest or other penalties for any failure to pay or delinquency in paying such compensation.
(c)    Each individual who is providing, or has within the past three (3) years provided, services to the Company and who is or was classified and treated as an (i) independent contractor, consultant or other non-employee service provider, or (ii) exempt employee, in each case, is, and has been, properly classified and treated as such for all applicable purposes.
(d)    The Company has promptly investigated all employment discrimination, sexual harassment or other discrimination, retaliation or policy violation allegations of which the Company has received written notice. With respect to each such allegation with potential merit, the Company has taken prompt corrective action that is reasonably calculated to prevent further discrimination and harassment and the Company does not reasonably expect to incur any Liability with respect to any such allegation.
(e)    Except as set forth on Schedule 3.14(e), the Company has not (i) planned, announced or taken any actions since March 1, 2020, to close or shut down any facility, furlough or otherwise temporarily lay-off employees or individual independent contractors, terminate the employment or engagement of any employee or independent contractor, reduce hours, wages or fees or benefits of employees or individual independent contractors or provided notice of any intent to do any of the foregoing or (ii) otherwise experienced any material employment-related Liability with respect to COVID-19. No current or former employee or independent contractor of the Company has filed or, to Company's knowledge, has threatened, any Actions against the Company related to COVID-19.
(f)    To the Company's knowledge, no current or former employee or independent contractor of the Company is in any material respect in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement, nonsolicitation agreement, restrictive covenant or other obligation (i) owed to the Company or (ii) owed to any third party with respect to such person's right to be employed or engaged by the Company.
3.15    Employee Benefit Plans.

(a)    Schedule 3.15(a) sets forth an accurate and complete list of each Plan. For the purposes of this Agreement, "Plan" means each "employee benefit plan" (as such term is defined in Section 3(3) of ERISA, whether or not subject to ERISA), as well as all other benefit or compensation plans, programs, contracts, policies, agreements or arrangements, including any bonus plan, arrangement for deferred compensation, option, stock purchase, restricted stock unit, stock appreciation, phantom equity, profits interests, other equity or equity-based, retirement, pension, employment, restrictive covenant, separation, consulting, severance, gratuity, termination indemnity, incentive, commission, retention, stay bonus, profit sharing, vacation, death benefit, sick leave, fringe benefit, paid time off, accident, disability, change of control or transaction, employee health or other welfare benefit plan, program, policy, agreement or other arrangement, whether written or oral, involving direct or indirect benefits, (x) maintained, sponsored or contributed to (or required to be contributed to) by the Company or any of its Subsidiaries, (y) maintained or sponsored or contributed to (or required to be contributed to) by the Sellers or any of their respective Affiliates for the benefit of current or former officers, directors, managers, employees, agents, contractors or representatives of the business of the Company, or (z) otherwise with respect to which the Company or any of its Subsidiaries has any Liability.
(b)    No Plan is, and none of the Company nor any entity treated as a single employer with the Company or any Subsidiary under Section 414 of the Code or Section 4001(b) of ERISA (an "ERISA Affiliate") have, sponsored, maintained, contributed to or had any obligation to contribute to or has any other Liability (including current or potential withdrawal liability) with respect to, any (i) "multiemployer plan" (as defined in Section 3(37) of ERISA), (ii) employee benefit plan which is a "defined benefit plan" (as defined in Section 3(35) of ERISA), or any other plan that is or was subject to Title IV of ERISA or Sections 412 or 430 of the Code, (iii) "multiple employer welfare arrangement" (as such term is defined in Section 3(40) of ERISA) or (iv) "multiple employer plan" within the meaning of 210 of ERISA or Section 413(c) of the Code. Neither the Company nor any of its Subsidiaries has any Liability with respect to any "employee benefit plan" (as such term is defined in Section 3(3) of ERISA) by reason of being treated as an ERISA Affiliate with any other entity other than the Company.
(c)    The Company does not have any current or contingent obligation under any Plan or otherwise to provide medical, health, life insurance or other welfare-type benefits to current or future retired or terminated employees or other service providers or their dependents (except for limited continued medical benefit coverage required to be provided under COBRA for which the recipient pays the full premium cost).
(d)    With respect to each Plan, all required payments (including all employer contributions and employee salary reduction contributions), premiums, contributions, reimbursements or accruals for all periods ending prior to or as of the Closing that are due have been timely made under the terms of any Plan, ERISA, the Code and applicable Law and all such contributions or payments ending on or prior to the date hereof that are not yet due have been made or properly accrued for in accordance with GAAP. None of the Plans have any unfunded liabilities which are not reflected on the Latest Balance Sheet in accordance with GAAP.
(e)    The Plans and all related arrangements, agreements, trusts, insurance contracts and funds have been established, maintained, funded, invested, operated and administered (including the filing of any required governmental forms or participant distributions) in compliance in all material respects with their terms and with the applicable provisions of ERISA, the Code and other applicable Laws and no act or omission has occurred and no condition exists with respect to any Plan that would subject the Company, Buyer or any of their respective Affiliates to any fine, penalty, Tax or other Liability imposed under ERISA, the Code or other applicable Law. The Company has not incurred (whether or not assessed) and does not reasonably expect to incur any Tax, penalty or other Liability under Sections 4980B, 4980D, 4980H, 6721 or 6722 of the Code.

(f)    There have been no non-exempt "prohibited transactions" (as defined in Section 4975 of the Code or Section 406 of ERISA) or any breaches of fiduciary duty (as determined under ERISA) with respect to any Plan that would reasonably be expected to result in material liability to the Company. No Actions with respect to the Plans (other than routine claims for benefits) are pending or, to the Company's knowledge, threatened.
(g)    Each of the Plans which is intended to be qualified under Section 401(a) of the Code has received a current favorable determination letter or opinion letter, as applicable, from the IRS, under which the Plan is currently entitled to rely upon, that such plan is qualified under Section 401(a) of the Code, and to the Company's knowledge there are no circumstances which would reasonably be expected to adversely affect the qualified status of any such Plan.
(h)    The Company has made available to Buyer true, complete and correct copies, as applicable, of: (i) the plan documents (or written descriptions of any unwritten Plans), including any trust documents (with all amendments thereto) and summary plan descriptions with any applicable summaries of material modifications thereto, (ii) the most recent determination or opinion letter received from the IRS, (iii) the most recent annual report required to be filed with any Governmental Authority (including any Form 5500, with all applicable schedules and attachments), (iv) all related trust agreements, insurance contracts, administrative agreements and other funding arrangements that implement each Plan and (v) any written communications to or from any Governmental Authority, or any written notices to or from any Governmental Authority in the past three (3) years, addressing any matter involving actual or potential Liability relating to a Plan.
(i)    To the Company's knowledge, any individual who performs services for the Company and who is not treated as an employee for federal income tax purposes by the Company is not an employee under applicable Law for any purpose including, without limitation, for Tax withholding purposes or Plan purposes. To the Company's knowledge, the Company has no material Liability by reason of an individual who performs or performed services for the Company in any capacity being improperly excluded from participating in a Plan or any person being improperly allowed to participate in any Plan.
(j)    Except as otherwise disclosed on Schedule 3.15(j), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in conjunction with any other event) would, directly or indirectly (i) give rise to any Liability or the forgiveness of any indebtedness under any Plan or otherwise, including Liability for compensation, benefits, severance pay, unemployment compensation, termination pay or withdrawal liability; (ii) require funding or payment, or accelerate the time of payment, funding or vesting or increase the amount of, or result in the forfeiture of, any compensation or benefits due to any officer, director, manager, employee or other service provider of the Company (whether current, former or retired) or their beneficiaries; (iii) limit or restrict the right to amend, terminate, or transfer the assets of, any Plan, or (iv) result in an obligation to fund or otherwise set aside assets to secure to any extent any of the obligations under any Plan.
(k)    The Company has not made any payments or provided benefits, is not obligated to make any payments or provide benefits, and is not party to any agreement (whether written or unwritten) that has resulted or could result, separately or in the aggregate, in the payment (whether in cash property or the vesting of property) or provision of any "excess parachute payment" within the meaning of Section 280G of the Code (or any corresponding provision of any state, provincial, local or non-U.S. Tax Law.
3.16    Insurance. Schedule 3.16 sets forth a true and complete list of all currently active policies, binders and insurance contracts that are maintained by or for the benefit of the Company (the "Insurance Policies"), including the name of the insurer, type of policy, policy number, effective date, limits and deductibles, together with a list of all "self-insurance" programs and a list of the claims history of the Company in the past three (3) years. Each of the Insurance Policies is in full force and effect with all premiums due having been paid in full, and the Company is not in material default under any Insurance Policy. The Company has not received any written notice of cancellation, termination, non-renewal or denial of coverage with respect to any Insurance Policy. There is no claim pending under any Insurance Policy as to which coverage has been questioned, denied or disputed by the underwriter of such Insurance Policy. The Insurance Policies are sufficient for compliance in all material respects with all applicable Laws and Material Contracts to which the Company is a party or by which the Company is bound. At no time in the past three (3) years has there been any lapse in coverage of the insurance carried by the Company. Except as set forth on Schedule 3.16, none of the Insurance Policies provides for any retrospective premium adjustment or other experience-based liability on the part of the Company.
3.17    Tax Matters.
(a)    The Company has timely filed with the appropriate Taxing Authority all Tax Returns filed or required to be filed by it and all such Tax Returns are true, correct, complete and accurate in all material respects and were prepared in substantial compliance with all applicable Laws. The Company has not requested or obtained any extension of the time in which to file any Tax Return that has not been filed or to pay any Tax that has not been paid. All Taxes due and payable by the Company (whether or not shown or required to be shown on any Tax Return) have been timely paid, and the Company has withheld and timely paid over to the appropriate Taxing Authority all Taxes which it is required to withhold from amounts paid or owing to any employee, independent contractor, unitholder, creditor or other third party. All Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed. The Company has made available to Buyer true and complete copies of all Tax Returns, examination reports and statements of deficiencies assessed against, or agreed to by the Company for all Tax periods beginning on or after January 1, 2018. The Company has correctly classified those individuals performing services as common law employees, leased employees, independent contractors or agents of the Company. The unpaid Taxes of the Company did not, as of the date of the Latest Balance Sheet, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) accrued on the face of the Latest Balance Sheet (rather than in any notes thereto). Since the date of the Latest Balance Sheet, the Company has not incurred any Liability for Taxes outside the Ordinary Course of Business.
(b)    (i) The Company has not waived or consented to extend any statute of limitations in respect of any Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency for any taxable period and no such request to waive or extend is outstanding; (ii) there is no dispute or claim concerning any Tax Liability of the Company either claimed or raised by any Taxing Authority in writing nor is there any Action pending or ongoing with respect to Taxes; (iii) no claim has ever been made by a Governmental Authority in a jurisdiction where the Company does not file Tax Returns claiming that the Company is or may be subject to Taxes assessed by such jurisdiction and the Company is not subject to Tax in any country outside the country in which it is organized organization by virtue of (A) having a permanent establishment or other fixed place of business or (B) having a source of income in that jurisdiction; and (iv) there are no Encumbrances for Taxes (other than Taxes not yet due and payable) upon the assets of the Company.
(c)    The Company has not received from any U.S. federal, state, local or non-U.S. Taxing Authority (including jurisdictions where the Company has not filed Tax Returns) (i) any written notice indicating an intent to open an audit or other review, (ii) any request for information related to Tax matters or (iii) any written notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted or assessed by any Taxing Authority against the Company.
(d)    The Company (i) is not now nor has it ever been a member of an Affiliated Group filing a combined, consolidated or unitary Tax Return and (ii) does not have any Liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of any Law), as a transferee or successor, by contract or otherwise. The Company is not now nor ever has been, nor will the Company be at the Closing, a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.
(e)    The Company has properly collected and remitted all sales and similar Taxes with respect to sales or leases made or services provided to its customers and has properly received and retained any appropriate Tax exemption certificates or other documentation for all such sales, leases or other services made without charging or remitting sales or similar Taxes that qualify as exempt from sales and similar Taxes.
(f)    Neither the Company nor the Buyer Parties will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the date hereof as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the date hereof; (ii) use of an improper method of accounting for a taxable period ending on or prior to the date hereof; (iii) "closing agreement" as described in Section 7121 of the Code (or any corresponding or similar provision of any state, provincial, local or non-U.S. income Tax Law) executed on or prior to the date hereof; (iv) intercompany transaction occurring at or prior to the Closing or excess loss account in existence at Closing described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law); or (v) installment sale or open transaction disposition made on or prior to the date hereof or (vi) prepaid amount received on or prior to the date hereof or deferred revenue accrued on or prior to the date hereof.
(g)    The cash receipts and disbursements method of accounting for federal or applicable state or local income Tax purposes is not and has never been used since January 1, 2001 by, or with respect to, the Company.
(h)    The Company has not adopted as a method of accounting, or otherwise accounted for any advance payment or prepaid amount under, (i) the "deferral method" of accounting described in Rev. Proc. 2004-34, 2004-22 IRB 991 (or any similar method under other Law) or (ii) the method described in Treasury Regulation Section 1.451-5(b)(1)(ii) or Sections 455 or 456 of the Code (or any similar method under other Law).
(i)    The Company is not and has not been a party to any "reportable transaction," as defined in Section 6707A(c)(1) of the Code and Treasury Regulation Section 1.6011-4(b).
(j)    The Company has not, and no officer, director, manager, employee or other service provider of the Company (whether current, former or retired) has incurred any liability (including as a result of any indemnification obligation) arising out of or related to Section 409A of the Code. Each contract, arrangement or plan of the Company that is a "nonqualified deferred compensation plan" (as defined for purposes of Section 409A(d)(1) of the Code) complies with and has been maintained in accordance with the requirements of Sections 409A(a)(2), (3) and (4) of the Code and the applicable guidance issued thereunder in all respects and no amount under any such 409A contract, arrangement or plan is or has been subject to the interest and additional Tax set forth under Section 409A(a)(1)(B) of the Code. The Company does not have any actual or potential obligation to reimburse or otherwise "gross-up" any Person for the interest or additional Tax set forth under Sections 409A(a)(1)(B) or 4999 of the Code.
(k)    The Company is organized in the United States. At all times since January 1, 1990 through and including the date hereof, the Company was a validly electing S Corporation within the meaning of Section 1361 and 1362 of the Code for U.S. federal and applicable state and local income tax purposes. The Company has never made any election on IRS Form 8832 or otherwise to be treated as a corporation under Subchapter C of the Code. From and after the Pre-Closing Restructuring until the Closing, the Company has been a validly existing Qualified Subchapter S Subsidiary within the meaning of Section 1361 of the Code (and any corresponding provisions of state or local Law) or a limited liability company that is disregarded as an entity separate from its single owner for federal and applicable state and local income Tax purposes. The Company has never had any "qualified subchapter S subsidiaries" within the meaning of Section 1361(b)(3)(B) of the Code (and any similar provision of state or local Law). With respect to all states in which the Company engages in business or is otherwise subject to tax which allow or recognize a corporation to be treated as a "small business corporation" within the meaning of Section 1361 and 1362 of the Code for state tax purposes, all elections for such small business treatments have been properly and validly made in such states and the Company has maintained compliance at all times with all applicable qualifications and filing procedures for such treatment.
(l)    The Company does not have any potential Tax Liability under Section 1374 of the Code (or any similar provision of state or local income Tax Law). The Company has not in the past three (3) years (i) acquired assets from a corporation in a transaction in which the Company's Tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor or (ii) acquired the stock of any corporation that is a qualified subchapter S subsidiary.
(m)    The Company does not have any assets that are subject to or potentially subject to "anti-churning" under Section 197(f)(9) of the Code, and the Company and Sellers are not subject to any limitation on the ability to amortize any "Section 197 intangible" as defined by Section 197(d)(1) of the Code.
(n)    The Company has not requested or received any Tax ruling that would have continuing effect after the date hereof.
(o)    The Company has not elected to defer any Taxes payable by the Company pursuant to Section 2302 of the CARES Act. In the event that the Company has elected to defer any Taxes payable by the Company pursuant to Section 2302 of the CARES Act, the Company has (i) properly complied with all requirements of applicable Tax Law in order to defer the amount of the employer's share of any "applicable employment taxes" under Section 2302 of the CARES Act, (ii) to the extent applicable, properly complied with all requirements of applicable Tax Law and duly accounted for any available Tax credits under Sections 7001 through 7005 of the Families First Act and Section 2301 of the CARES Act, (iii) not deferred any payroll tax obligations (including those imposed by Sections 3101(a) and 3201 of the Code) (for example, by a failure to timely withhold, deposit or remit such amounts in accordance with the applicable provisions of the Code and the Treasury Regulations promulgated thereunder) pursuant to or in connection with any U.S. presidential memorandum or executive order, and (iv) not sought (nor has any Affiliate that would be aggregated with the Company and treated as one employer for purposes of Section 2301 of the CARES Act sought) a covered loan under paragraph (36) of Section 7(a) of the Small Business Act (15 U.S.C. 636(a)), as added by Section 1102 of the CARES Act. All Taxes payable by the Company which have been deferred under Section 2302 of the Cares Act have been properly accrued for and are reflected on the Latest Balance Sheet.
(p)    Any application by the Company for a PPP Loan, including all representations and certifications contained therein, was true, correct and complete in all material respects and was otherwise completed and submitted in accordance with all guidance issued, as of the date of such application, in respect of the Payroll Protection Program described in the CARES Act (including all certifications therein). The Company has used the proceeds of the PPP Payment solely for the purposes permitted by the CARES Act and has complied in all respects with all requirements of the CARES Act and the Payroll Protection Program described in the CARES Act in connection therewith. Schedule 3.17(p) sets forth (i) the original amount of any PPP Payment received by the Company, (ii) the proceeds of any PPP Payment used by the Company, including a description of the use of such proceeds, amounts and dates of use, and (iii) the outstanding amount of the PPP Payment.

(q)    None of the equity interests in the Company for which a valid election under Section 83(b) of the Code has not been made is non-transferable and subject to a substantial risk of forfeiture within the meaning of Section 83 of the Code.
(r)    The Company is not a party to or bound by, or has any Liability under, any Tax allocation, indemnification, sharing or similar agreements or arrangements.
(s)    The Company has not distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.
3.18    Brokerage. Except for brokerage fees set forth on Schedule 3.18, there are no claims for, and no Person is entitled to any, brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement binding upon the Company.
3.19    Bank Accounts; Names and Locations. Schedule 3.19 lists all of the bank accounts owned by the Company (designating each authorized signatory and the level of each signatory's authorization). Except as set forth on Schedule 3.19, during the three (3)-year period prior to the execution and delivery of this Agreement, neither the Company nor any of its predecessors has used any name or names under which it has invoiced account debtors, maintained records concerning its assets or otherwise conducted business. All of the tangible assets and properties of the Company are located at the locations set forth on Schedule 3.19.
3.20    Affiliated Transactions. Except as set forth on Schedule 3.20, no current or former equityholder, officer, director, employee, member, manager, managing member or Affiliate of the Company, including any Seller or their respective Affiliates (other than the Company) or, to the Company's knowledge, any Immediate Family Member to any such individual or any entity in which any such Person or individual owns or has any interest in, has any ownership or right, title or other interest in any tangible (real or personal) or intangible property or assets (including Intellectual Property Rights) owned or used by, is a party to any agreement, contract, commitment or transaction with, or performs any services for, or on behalf of, or provides any group purchasing benefits to or with respect to, or that is necessary for the operation of, the Company.
3.21    Customers and Suppliers. Schedule 3.21 sets forth (a) a list of the top ten (10) customers of the Company (by volume of sales to such customers) (collectively, the "Material Customers") and (b) a list of the top ten (10) suppliers of the Company (by volume of purchases from such suppliers) (collectively, the "Material Suppliers"), for the fiscal year ended December 31, 2020 and the six-month period ended June 30, 2021. The Company has not received any written notice from any Material Customer to the effect that, any such Material Customer will stop, decrease the rate of or change the terms (whether related to payment, price or otherwise) with respect to, buying goods, products or services from the Company (whether as a result of the consummation of the transactions contemplated hereby or otherwise). The Company has not received any written notice from any Material Supplier to the effect that, any such Material Supplier will stop, decrease the rate of or change the terms (whether related to payment, price or otherwise) with respect to, supplying materials, products or services to the Company (whether as a result of the consummation of the transactions contemplated hereby or otherwise). Since December 31, 2020, no Governmental Authority has provided written notice to the Company or provided any written notice to any Material Customer(s) that such Governmental Authority or any instrumentality, branch or subdivision thereof intends, anticipates or otherwise expects to stop, materially decrease the volume of, or materially change, materially adjust or otherwise materially modify any of the terms (whether related to payment, price or otherwise) with respect to directly or, indirectly through transactions with any such Material

Customer(s), purchasing materials, products or services from the Company in any manner materially adverse to the Company.
3.22    Real Property.
(a)    The Company does not own any real property.
(b)    Schedule 3.22(b) sets forth the address of each Leased Real Property. The Company has delivered or made available to Buyer a true, correct and complete copy of each such Lease document, and in the case of any oral Lease, a written summary of the material terms of such Lease. Except as set forth on Schedule 3.22(b) and subject to any Enforcement Limitations, with respect to each Lease: (i) such Lease is legal, valid, binding, enforceable and in full force and effect; (ii) the transactions contemplated by this Agreement do not require the consent of any other party to such Lease, will not result in a breach of or default under such Lease, and will not otherwise cause such Lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing; (iii) the Company's possession and quiet enjoyment of the Leased Real Property under such Lease has not been disturbed and there are not any disputes with respect to such Leases; (iv) neither the Company nor, to the knowledge of the Company, any other party to the Lease is in material breach or default under such Lease, and to the knowledge of the Company no event has occurred which, with the delivery of notice, the passage of time or both, would reasonably be expected to constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Lease; (v) the Company has not subleased, licensed or otherwise granted any Person the right to use or occupy the Leased Real Property or any portion thereof; and (vi) the Company has not assigned, transferred, sublet or collaterally assigned or granted any other security interest in such Lease or any interest therein. The Leased Real Property identified in Schedule 3.22(b) comprises all of the real property used in the Business.
3.23    International Trade Matters.
(a)    Neither the Company, nor any of its officers, managers or employees, nor, to the Company's knowledge, any agent or other third-party representative acting on behalf of the Company, (x) is currently, or at any time in the previous three (3) years has been: (i) a Sanctioned Person; (ii) engaging in any dealings or transactions with any Sanctioned Person or in any Sanctioned Country; (iii) engaging in any export, reexport, transfer or provision of any goods, software, technology, data or service without, or exceeding the scope of, any required or applicable licenses or authorizations under all Ex-Im Laws; or (iv) otherwise in violation of Sanctions Laws, Ex-Im Laws or the anti-boycott Laws (collectively, "Trade Control Laws") or (y) has at any time made any unlawful payment or given, offered, promised, or authorized or agreed to give, any money or thing of value, directly or indirectly, to any Government Official or other Person, or has otherwise taken any action or failed to take any action, in violation of any applicable Anti-Corruption Laws.
(b)    At all times in the previous three (3) years, the Company has maintained complete and accurate books and records in all material respects, including records of payments to any agents, consultants, representatives, third parties and Government Officials.
(c)    The Company has not received at any time in the previous three (3) years from any Governmental Authority or any other Person any written notice, inquiry, or internal or external allegation; made any voluntary or involuntary disclosure to a Governmental Authority or conducted any internal investigation or audit concerning any actual or potential violation or wrongdoing related to Trade Control Laws or Anti-Corruption Laws.

3.24    Government Contracts.
(a)    Except as set forth on Schedule 3.24(a), the Company has not materially breached or violated any applicable Law, certification, representation, clause, provision or requirement pertaining to any Government Contract nor received written notice that the Company (i) has breached or violated any Law, certification, representation, clause or provision, (ii) is in breach of any Government Contract or Government Bid or (iii) is subject to any cost disallowance, withhold, offset, overpayment or credit requested by or on behalf of a Governmental Authority. No Government Bid submitted by the Company has been found to be non-responsive.
(b)    No written notice of termination, cure notice, show cause notice or other indication of termination is currently, or within the last three years has been, in effect pertaining to any Government Contract.
(c)    With respect to each Government Contract and Government Bid: (i) all pricing discounts have been properly in all material respects reported to and credited to the customer; (ii) the Company has not received any written notice of any interruption or decrease in the purchasing of products or services; (iii) the Company fully expects and intends to perform in all material respects all obligations thereunder and the Company has or will obtain all Governmental Authority authorizations and all third-party certifications and approvals required for such performance; (iv) neither the Company nor any of its officers or employees have had access to confidential or non-public information to which they were not lawfully entitled; (v) the Company has not violated any requirements associated with offers of employment or the employment of current or former officials or employees of a Governmental Authority; (vi) there are no applicable overhead rate ceilings; and (vii) there are no assignment of revenues or anticipated revenues.
(d)    Except as set forth on Schedule 3.24(d), the Company has been awarded any "small business set aside contract," any other "set aside contract" or other order or contract requiring small business or other preferred bidder status that is currently in effect.
(e)    Schedule 3.23(e) lists all proposals submitted by the Company with certified cost or pricing data to any Governmental Authority or otherwise with respect to any Government Contract within the last three (3) years.
(f)    All invoices and claims submitted for payment, reimbursement or adjustment submitted by the Company were accurate in all material respects as of their respective submission dates.
(g)    Neither the Company, nor to the knowledge of the Company, any of their officers, senior management or employees has been debarred, suspended or excluded from participation in the award or performance of any Government Contract for any reason nor has any debarment, suspension or exclusion investigation, been threatened or initiated against the Company or, to the knowledge of the Company, any of its officers or senior management.
(h)    Neither the Company, nor any of its officers, senior management, nor, to the knowledge of the Company, employees is or within the last three (3) years has been under or subject to any administrative, civil or criminal investigation, indictment, information lawsuit, subpoena, document request, administrative proceeding or audit pertaining to an alleged or potential violation of any requirement, regulation or Law applicable to any Government Contract or Government Bid.
(i)    To the knowledge of the Company, within the last three (3) years, other than in the Ordinary Course of Business, the Company has not conducted or initiated any internal investigation, made a voluntary or been under any obligation to disclose to any Governmental Authority, or any other Person with respect to any alleged or potential irregularity, misstatement or omission arising under or relating to a Government Contract or Government Bid.
(j)    Except as set forth on Schedule 3.24(j), the Company maintains internal controls that are in compliance in all material respects with all applicable requirements of the Company's Government Contracts.
(k)    To the knowledge of the Company, there are no outstanding or unsettled allegations of fraud, false claims or overpayments nor any investigations or audits by any Governmental Authority with regard to the Company's Government Contracts.
(l)    The Company has complied in all material respects with the U.S. Department of Defense requirements for safeguarding covered defense information and cyber incident reporting.
(m)    Except as set forth on Schedule 3.24(m), all representations, certifications and statements executed, acknowledged or submitted by or on behalf of the Company to a Governmental Authority or any other Person in connection with any Government Contract within the last three (3) years were current, accurate and complete in all material respects as of their respective effective dates and the Company has provided any reasonably required updates to such representations, certifications and statements.
(n)    Neither the Company nor any of its officers or, to the Company's knowledge, any senior management or employees have (i) used any funds of the Company to offer or provide any kickback, bribe, or unlawful gift or gratuity or (ii) to the knowledge of the Company, made any unlawful expenditures relating to political activity (the foregoing clauses (i) or (ii), collectively, an "Unlawful Payment"). The Company has not received written notice of any Unlawful Payment and the Company has controls to detect and prevent, where possible, any such Unlawful Payments.
(o)    To the knowledge of the Company, there are no outstanding claims, disputes or other Actions with the Company arising under or relating to any Government Contract or Government Bid.
(p)    The Company has taken all commercially reasonable steps to preserve and protect its rights in and title to all Intellectual Property Rights delivered, deliverable or otherwise provided directly or indirectly through any other Person to any Governmental Authority in connection with any Government Contract or Government Bid, including (i) providing all notices required in connection with the development of any patentable invention and (ii) properly asserting any restricted, limited or government purpose rights in connection with the delivery of any data, including Software.
(q)    Except as set forth on Schedule 3.24(m), none of the Company's Government Contracts or Government Bids require the Company to hold a Facility Security Clearance as that term is defined in the National Industrial Security Program Operating Manual, DOD 5220.22-M (February 28, 2006)(Change 2 May 18, 2016).
3.25    Product Warranties. During the past three (3) years, all products manufactured, serviced, distributed, sold or delivered by the Company have been manufactured, serviced, distributed, sold or delivered in conformity in all material respects with all applicable contractual commitments, all express and implied warranties, if any, and other applicable Laws and no material Liability, other than in the Ordinary Course of Business (and solely to the extent reflected in the final Closing Net Working Capital as determined pursuant to Section 2.3), exists for replacement or other damages in connection with any such product. The Company does not have any material Liability arising from or alleged to arise from, any actual or alleged injury to Persons, damage to property or other loss as a result of the ownership, possession or use of any product manufactured, sold, distributed, licensed, leased or delivered by the Company. During the past three (3) years, there have been no product recalls or withdrawals or written requests for product recalls or withdrawals by any Governmental Authority or by any customers of the Company. To the knowledge of the Company, there are no material design defects with respect to the Company's products.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES CONCERNING SELLERS
As a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated hereby, each Seller, and only with respect to such Seller, hereby represents and warrants to Buyer that:
4.1    Capacity. Such Seller has full power, authority and legal capacity, to the extent applicable to such Seller, to enter into this Agreement and the other documents contemplated hereby to which such Seller is a party and to perform such Seller's obligations hereunder and thereunder.
4.2    Title to Shares. The Shares constitute the only equity interests of the Company. Such Seller is the record owner of and beneficial owner of and has good and marketable title to all of the Shares set forth next to such Seller's name on Schedule 4.2 free and clear of all Encumbrances (other than restrictions on transfer arising under applicable securities Laws). Such Seller, by its execution and delivery hereof, is authorizing, approving, consenting to and ratifying the Merger and adopting, authorizing, approving, consenting to and ratifying this Agreement as the shareholders of the Company for all purposes under the Indiana Act, the DGCL and the Governing Documents of the Company and is waiving any right to appraisal for such Seller's shares under the Indiana Act or the DGCL.
4.3        Authorization. This Agreement has been duly executed and delivered by such Seller and constitutes a valid and binding obligation of such Seller, enforceable in accordance with its terms, and each of the Ancillary Agreements to which such Seller is or will be a party, when executed and delivered by such Seller in accordance with the terms hereof and thereof, shall each constitute a valid and binding obligation of such Seller, enforceable in accordance with its respective terms, in any case, except as enforceability may be limited or affected by applicable bankruptcy, insolvency, reorganization or other Laws of general application relating to or affecting the rights of creditors and except as enforceability may be limited by rules of Law governing specific performance, injunctive relief or other equitable remedies.
4.4        No Violation. Such Seller is not subject to nor obligated under any applicable Law or any agreement, instrument, license or permit, or subject to any judgment, decision, decree, order, injunction, writ, stipulation, determination or ruling, which would be breached or violated by such Seller's execution, delivery or performance of this Agreement or any of the other agreements and instruments contemplated hereby to which such Seller is a party or the consummation of the transactions contemplated hereby or thereby.
4.5        Governmental Authorities and Consents. No permit, consent, approval or authorization of, or declaration to or filing with, any Governmental Authority or any other Person is required in connection with such Seller's execution, delivery or performance of this Agreement or any of the other agreements and instruments contemplated hereby to which such Seller is a party or the consummation of the transactions contemplated hereby or thereby.
4.6        Litigation. There are no actions, suits, proceedings, orders or investigations pending threatened in writing or, to such Seller's knowledge, orally threatened, against or affecting such Seller, at law or in equity, or before or by any Governmental Authority which would adversely affect such Seller's performance under this Agreement or any of the other agreements and instruments contemplated hereby to which such Seller is a party or the consummation of the transactions contemplated hereby or thereby.

4.7        Brokerage. There are no claims for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated hereby based on any arrangement or agreement binding upon such Seller.
4.8        Residency. Such Seller is a resident of the state set forth on Schedule D.
4.9    Acquisition of Buyer Shares.
(a)    Such Seller is a "qualified institutional buyer" (as defined in Rule 144A under the Securities Act), an "accredited investor" (within the meaning of Rule 501(a) under the Securities Act) satisfying the applicable requirements set forth on Exhibit C, or a "qualified purchaser (as defined in Section 2(a)(51)(A) of the Investment Company Act of 1940, as amended) satisfying the applicable requirement set forth on Exhibit C attached hereto and is sophisticated in financial matters and is able to evaluate the risks and benefits of the investment in the Buyer Shares. Such Seller has completed Exhibit C attached hereto and the information contained therein is accurate and complete. Such Seller is not an entity formed for the specific purpose of acquiring the Buyer Shares;
(b)    the Buyer Shares to be acquired by such Seller pursuant to this Agreement will be acquired for such Seller's own account not for the account of others and not with a view to, or intention of, distribution thereof in violation of the Securities Act, or any applicable state securities laws;
(c)    such Seller has had an opportunity to review Buyer's Governing Documents and ask questions and receive answers concerning the terms and conditions of the offering of Buyer Shares and has had full access to such other information concerning Buyer as it has reasonably requested;
(d)    such Seller acknowledges and agrees that there may be additional issuances of equity securities of Buyer after the date hereof and the equity interests of Buyer held by such Seller may be diluted in connection with any such issuance;
(e)    such Seller has had the opportunity to consult its own legal counsel with respect to the terms of this Agreement and the terms of Buyer's Governing Documents and with respect to the legal implications of the transactions contemplated hereby and thereby;
(f)    such Seller has had the opportunity to consult its own tax counsel as to the U.S. federal, state, local and non-U.S. tax consequences of the transactions contemplated by this Agreement and acknowledges that Buyer has not made any representations regarding such tax consequences or benefits upon which such Seller has relied; and
(g)    such Seller is not acquiring the Buyer Shares as a result of or subsequent to any advertisement, article, notice or other communication published in any newspaper, magazine, internet publication or similar media or broadcast over television, radio or the internet or presented at any public seminar or meeting.
4.10    No Other Representations and Warranties. Neither Buyer nor any of its Affiliates has made, and no Seller has relied on (and each Seller expressly disclaims any reliance on), any representation or warranty, express or implied, to such Seller or any of its Affiliates except for the representations and warranties made by Buyer to Sellers expressly set forth in this Agreement or in any Ancillary Agreement, and Buyer and its Affiliates disclaim all such other representations and warranties.

ARTICLE V
REPRESENTATIONS AND WARRANTIES CONCERNING BUYER AND MERGER SUB
As a material inducement to the Company and Sellers to enter into this Agreement and consummate the transactions contemplated hereby, each of Buyer and Merger Sub, as applicable, hereby represents and warrants to the Company and Sellers as follows:
5.1    Organization and Power. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Buyer has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and carry out the transactions contemplated hereby. Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and carry out the transactions contemplated hereby. Merger Sub has all requisite limited liability company power and authority to execute and deliver this Agreement and to perform its obligations hereunder and carry out the transactions contemplated hereby.
5.2    Authorization. The execution, delivery and performance of this Agreement and all of the other agreements and instruments contemplated hereby to which Buyer or Merger Sub is a party have been duly authorized by Buyer or Merger Sub, as applicable, and no other corporate or limited liability company act or other proceeding on the part of Buyer or Merger Sub is necessary to authorize the execution, delivery or performance of this Agreement or any Ancillary Agreement and the consummation of the transactions contemplated hereby or thereby. This Agreement has been duly executed and delivered by Buyer and Merger Sub and constitutes a valid and binding obligation of Buyer and Merger Sub, enforceable in accordance with its terms, and each of the Ancillary Agreements to which Buyer or Merger Sub is a party, when executed and delivered by Buyer or Merger Sub, as applicable, in accordance with the terms hereof and thereof, shall each constitute a valid and binding obligation of Buyer or Merger Sub, as applicable, enforceable in accordance with its respective terms, in any case, except as enforceability may be limited or affected by applicable bankruptcy, insolvency, reorganization or other Laws of general application relating to or affecting the rights of creditors and except as enforceability may be limited by rules of Law governing specific performance, injunctive relief or other equitable remedies.
5.3        No Violation. Neither Buyer nor Merger Sub is subject to or obligated under its Governing Documents, or any applicable Law, or any agreement, instrument, license or permit, or subject to any judgment, decision, decree, order, injunction, writ, stipulation, determination or ruling, which would be breached or violated by Buyer's or Merger Sub's execution, delivery or performance of this Agreement or any of the other agreements and instruments contemplated hereby to which Buyer or Merger Sub is a party or the consummation of the transactions contemplated hereby or thereby.
5.4        Governmental Authorities and Consents. No permit, consent, approval or authorization of, or declaration to or filing with, any Governmental Authority or any other Person is required in connection with Buyer's or Merger Sub's execution, delivery or performance of this Agreement or any of the other agreements and instruments contemplated hereby to which Buyer or Merger Sub is a party or the consummation of the transactions contemplated hereby or thereby.
5.5        Litigation. There are no actions, suits, proceedings, orders or investigations pending or, to Buyer's or Merger Sub's knowledge, threatened against or affecting Buyer or Merger Sub, at law or in equity, or before or by any Governmental Authority which would adversely affect Buyer's or Merger Sub's performance under this Agreement or any of the other agreements and instruments contemplated hereby to which Buyer is a party or the consummation of the transactions contemplated hereby or thereby.

5.6        Brokerage. There are no claims for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated hereby based on any arrangement or agreement binding upon Buyer or Merger Sub.
5.7    Investment Intent. Buyer is acquiring the Company for its own account, for investment purposes and not with a view to, or for sale in connection with, any resale or other distribution thereof, nor with any present intention of distributing or selling the Shares in violation of applicable securities Laws. Buyer acknowledges and agrees that the Shares cannot be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of, and Buyer will not sell, transfer, offer for sale, pledge, hypothecate or otherwise dispose of any of the Shares, without registration under the Securities Act and any applicable state securities Laws, except pursuant to an exemption from such registration under such act and Laws.
5.8    Buyer Shares. Upon issuance, the Buyer Shares will be duly authorized, validly issued, fully paid and non-assessable.
5.9    No Other Representations and Warranties; Independent Investigation.
(a)    Neither the Company nor the Sellers have made any representation or warranty, express or implied, to Buyer or any of its Affiliates except for the representations and warranties made by the Company and Sellers to Buyer expressly set forth in this Agreement or in any Ancillary Agreement, and the Company and Sellers disclaim all such other representations and warranties.
(b)    Buyer is a sophisticated purchaser, possesses such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its investment under this Agreement. Buyer has conducted an investigation of the financial condition, assets, liabilities, properties and projected operations of the Company relying on the representations, warranties, covenants and other provisions in this Agreement and the Ancillary Agreements.
ARTICLE VI
ADDITIONAL AGREEMENTS; COVENANTS AFTER CLOSING
6.1    Survival of Representations and Warranties. It being the express intent of the parties hereto to modify any statute of limitation or other time period which would otherwise apply, the representations, warranties, covenants and agreements in this Agreement (and all remedies with respect thereto) shall survive the Closing as follows:
(a)    Each of the Fundamental Representations and the representations and warranties set forth in Section 5.1 (Organization and Power), Section 5.2 (Authorization), Section 5.3 (No Violation) and Section 5.6 (Brokerage) shall survive for the shorter of: six (6) years following the date hereof or the applicable statute of limitations and terminate immediately thereafter;
(b)    all representations and warranties in this Agreement other than the Fundamental Representations and the representations and warranties set forth in Section 5.1 (Organization and Power), Section 5.2 (Authorization), Section 5.3 (No Violation) and Section 5.6 (Brokerage) shall survive for twelve (12) months following the date hereof and terminate immediately thereafter; and
(c)    all covenants and agreements set forth in this Agreement shall survive for the time periods specified therein or, if not specified therein, then for the longest statute of limitations permitted by applicable Law in respect of such covenants and agreements;
provided, that any representation, warranty, covenant or agreement in respect of which indemnity may be sought under Section 6.2, and the indemnity with respect thereto, shall survive the time at which it would otherwise terminate pursuant to this Section 6.1 if, prior to such time, notice of the nonfulfillment, violation, inaccuracy or breach or potential nonfulfillment, violation, inaccuracy or breach thereof giving rise to such right or potential right of indemnity shall have been given in accordance with Section 7.2 to the party(ies) against whom such indemnity may be sought.
6.2    Indemnification.
(a)    Indemnification by Sellers. Sellers shall, severally and not jointly in proportion to their respective Pro Rata Share, indemnify Buyer and its Affiliates (including the Surviving Corporation after the Closing), and their respective equityholders, shareholders, officers, directors, employees, members, managers, managing members, agents, partners, representatives, heirs, successors and assigns (collectively, the "Buyer Indemnitees"; provided that neither any Seller nor any director, officer, agent, representative, heir, successor or assign of any Seller shall be a Buyer Indemnitee), and save and hold each of them harmless against and pay on behalf of or reimburse such Buyer Indemnitee as and when incurred for any Loss which any Buyer Indemnitee may suffer, sustain or become subject to (regardless of whether or not such Losses relate to any third-party claim and including, for the avoidance of doubt, Losses related to claims between or among the parties hereto), as a result of, in connection with, relating or incidental to or by virtue of:
(i)    any inaccuracy in, or breach of, any of the representations and warranties set forth in Article III or in any Ancillary Agreement by the Company or Sellers pursuant hereto;
(ii)    any nonfulfillment, violation or breach of any covenant or agreement by Sellers' Representative under this Agreement or in any Ancillary Agreement pursuant hereto;
(iii)    any Indebtedness of the Company outstanding as of the Closing (or otherwise relating to periods on or prior to the Closing) to the extent not taken into account in calculating the Final Closing Total Merger Consideration;
(iv)    any Transaction Expenses unpaid as of the Closing to the extent not taken into account in calculating the Final Closing Total Merger Consideration; or
(v)    any Indemnified Taxes.
(b)    Indemnification by each Seller. Each Seller shall severally with respect to himself only (and not jointly with any other Seller(s)) indemnify the Buyer Indemnitees and save and hold each of them harmless against and pay on behalf of or reimburse such Buyer Indemnitees as and when incurred for Losses which any such Buyer Indemnitee may suffer, sustain or become subject to (regardless of whether or not such Losses relate to any third-party claim and including, for the avoidance of doubt, Losses related to claims between or among the parties hereto), as a result of, in connection with, relating or incidental to or by virtue of:
(i)    any inaccuracy in, or any breach by such Seller of, any of such Seller's representations and warranties set forth in Article IV or in any Ancillary Agreement delivered by such Seller pursuant hereto; or
(ii)    any nonfulfillment, violation or breach of any covenant or agreement by such Seller under this Agreement or any Ancillary Agreement delivered by such Seller.
(c)    Indemnification by Buyer. Buyer shall, and shall cause the Surviving Corporation to, indemnify Sellers and each of their Affiliates, and their respective equityholders, agents, partners, representatives, successors and assigns (collectively, the "Seller Parties") and hold each of them harmless against any Losses which any of them may suffer, sustain or become subject to (regardless of whether or not such Losses relate to any third-party claim and including, for the avoidance of doubt, Losses related to claims between or among the parties hereto), as the result of, in connection with, relating or incidental to or by virtue of:
(i)    any inaccuracy in, or any breach by Buyer of, any of the representations and warranties set forth in Article V or in any Ancillary Agreement delivered by Buyer pursuant thereto; or
(ii)    any nonfulfillment, violation or breach of any covenant or agreement by Buyer under this Agreement or in any Ancillary Agreement delivered pursuant hereto.
(d)    Limitations on Indemnification.
(i)    The amount of Losses which the Buyer Parties may recover pursuant to Section 6.2(a) and Section 6.2(b) shall be determined net of any amounts actually recovered by the Buyer Parties under any insurance policies with respect to such Losses, net of any costs or expenses incurred in connection with such recovery or premium increases. If any such insurance proceeds are actually recovered under insurance policies after payment of any amount otherwise required to be paid to a Buyer Party under this Section 6.2, the applicable Buyer Party shall repay to Sellers, promptly after such determination, any amount that Sellers would not have had to pay pursuant to this Section 6.2 had such determination been made at the time of such payment.
(ii)    The Buyer Parties shall not be entitled to recover any Losses under Section 6.2(a)(i) (other than with respect to the Fundamental Representations) unless (A) the amount of Losses relating to an individual breach (or series of related breaches) exceeds $25,000 and (B) the aggregate amount of all such Losses exceeds on a cumulative basis an amount equal to $195,000 (the "Deductible"), at which time the Buyer Parties shall be entitled to recover the amount of all such Losses in excess of the Deductible.
(iii)    In no event shall (A) Sellers' aggregate liability under Section 6.2(a)(i) or Section 6.2(b)(i) (in each case, other than with respect to the Fundamental Representations), collectively, exceed the value (as determined in accordance with Section 6.2(e)) of the Indemnity Escrow Shares, (B) Sellers' aggregate liability under Section 6.2(a) and Section 6.2(b), collectively, exceed the Maximum Amount or (C) any individual Seller's aggregate liability under Section 6.2(a) and Section 6.2(b) exceed such Seller's Pro Rata Share of the Maximum Amount.
(e)    Manner of Payment. Except as otherwise provided herein, any indemnification of the Buyer Parties or the Seller Parties pursuant to this Section 6.2 shall be effected by wire transfer of immediately available funds from the applicable Seller(s) or Buyer, as the case may be, to the account(s) designated by the applicable Buyer Party or Seller Party, as the case may be, within five (5) days after the determination thereof; provided, that any amounts so owing from Sellers pursuant to Section 6.2(a)(i) shall be satisfied first by cancellation of a corresponding number of Buyer Shares from the Indemnity Escrow Shares (which shall be valued based on the VWAP Price as of such date) and, in furtherance thereof, Sellers’ Representative shall, together with Buyer, deliver joint written instructions to the Escrow Agent to cause the Escrow Agent to surrender to the Company for cancellation the applicable Buyer Shares within five (5) days after determination thereof; provided, further, that the Buyer Parties shall be entitled to (but shall not be required to) set-off any amounts due or payable to any of the Buyer Parties by any Seller hereunder, against any amounts otherwise payable by any of the Buyer Parties or such Seller(s). All indemnification payments under this Section 6.2 shall be deemed adjustments to the Final Closing Total Merger Consideration for all Tax purposes, unless otherwise required by Law.

(f)    Defense of Third-Party Claims. Except as set forth in Section 6.9, any Person making a claim for indemnification under this Section 6.2 (an "Indemnitee") shall notify the indemnifying party (an "Indemnitor") of the claim in writing promptly after receiving written notice of any Action against it (if by a third party), describing the claim, the amount thereof (if known and quantifiable) and the basis thereof; provided, that the failure to so notify an Indemnitor shall not relieve the Indemnitor of its obligations hereunder except to the extent that (and only to the extent that) such failure shall have caused the damages for which the Indemnitor is obligated to be greater than such damages would have been had the Indemnitee given the Indemnitor prompt written notice hereunder. Any Indemnitor shall be entitled to participate in the defense of such Action giving rise to an Indemnitee's claim for indemnification at such Indemnitor's expense, and at its option (subject to the limitations set forth in this Section 6.2(f)) shall be entitled to assume the defense thereof by appointing a recognized and reputable counsel acceptable to the Indemnitee to be the lead counsel in connection with such defense; provided, that prior to the Indemnitor assuming control of such defense it shall first verify to the Indemnitee in writing that such Indemnitor shall provide indemnification for all Losses relating to such claim for indemnification subject only to the applicable monetary limitations set forth in this Article VI; and provided, further, that:
(i)    the Indemnitee shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose; provided, that the fees and expenses of such separate counsel shall be borne by the Indemnitee (other than any reasonable fees and expenses of such separate counsel that are incurred prior to the date the Indemnitor effectively assumes control of such defense which, notwithstanding the foregoing, shall be borne by the Indemnitor, and except that the Indemnitor shall pay all of the reasonable fees and expenses of such separate counsel if the Indemnitee has been advised by counsel that a reasonable likelihood exists of a conflict of interest between the Indemnitor and the Indemnitee);
(ii)    the Indemnitor shall not be entitled to assume control of such defense (unless otherwise agreed to in writing by the Indemnitee) and shall pay the reasonable fees and expenses of counsel retained by the Indemnitee if (A) the claim for indemnification relates to or arises in connection with any criminal or quasi-criminal proceeding, action, indictment, allegation or investigation or is with respect to Taxes; (B) the claim for indemnification relates to a customer relationship of the Company; (C) the claim seeks an injunction or equitable relief against the Indemnitee; (D) the Indemnitee has been advised by counsel that a reasonable likelihood exists of a conflict of interest between the Indemnitor and the Indemnitee; (E) upon petition by the Indemnitee, the appropriate court rules that the Indemnitor failed or is failing to vigorously prosecute or defend such claim; or (F) the Indemnitee reasonably believes that the Losses relating to such claim would exceed the maximum amount that the Indemnitee would then be entitled to recover under the applicable provisions of this Article VI; and
(iii)    if the Indemnitor shall control the defense of any such claim, the Indemnitor shall obtain the prior written consent of the Indemnitee before entering into any settlement of a claim or ceasing to defend such claim if, pursuant to or as a result of such settlement or cessation, injunctive or other equitable relief will be imposed against the Indemnitee or if such settlement does not expressly and unconditionally release the Indemnitee from all Liabilities with respect to such claim, with prejudice.
Notwithstanding anything in this Section 6.2(f) to the contrary, in the event that there is a conflict between the rights of Sellers under this Section 6.2(f) to control the defense of a claim and the rights of insurers under any insurance policy of the Surviving Corporation or any of its Affiliates to control the defense of such claim, the rights of such insurer(s) will prevail.
(g)    Disregard for Qualifications as to Materiality. Notwithstanding anything in this Agreement to the contrary, for purposes of determining whether any representation or warranty (other than the representations and warranties set forth in Section 3.6) has been breached and the amount of Losses arising therefrom, each representation and warranty in this Agreement and the schedules and exhibits hereto shall be read without regard to or giving effect to, and ignoring any reference to, the Materiality Exceptions or similar words or phrases contained in such representation or warranty (as if such words, clauses or phrases, as applicable, were deleted from such representation and warranty) to the extent the inclusion of such words or phrases which limit or potentially limit a claim or recovery for a breach of such representation or warranty.
(h)    Exclusive Remedy; Fraud. Subject to the last sentence of this Section 6.2(h), other than the rights of the parties hereto pursuant to Sections 2.3, 6.4 and 6.7 and any other rights arising under any of the Ancillary Agreements (including the other documents and agreements contemplated thereby), the rights of parties hereto under this Section 6.2 shall be the exclusive remedy of the parties hereto with respect to claims based upon a breach or alleged breach of the representations, warranties, covenants and agreements contained herein or with respect to the transactions consummated pursuant hereto. Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement (or elsewhere) shall limit or restrict any of the Buyer Parties' rights to bring, maintain or recover any amounts from a Seller in connection with any action or claim based upon fraud actually committed by such Seller.
(i)    Indemnity Escrow Shares. On the first Business Day following the date which is twelve (12) months following the date hereof, Buyer and Sellers' Representative shall deliver joint written instructions to the Escrow Agent directing the Escrow Agent transfer the Indemnity Escrow Shares then held in the Indemnity Escrow Account to Sellers' Representative (for the benefit of, and for further distribution to, Sellers of their respective Pro Rata Share), unless the Buyer Parties have previously delivered a written notice prior to such date for any indemnification claim pursuant to Section 6.2(a) which has not been resolved by agreement of Buyer and Sellers' Representative or by a final nonappealable order of a court of competent jurisdiction or arbitrator (each, a "Pending Claim"), in which case a number of Indemnity Escrow Shares with a value (based on the VWAP Price as of such date) equal to the aggregate dollar amount claimed with respect to such Pending Claim(s) (as shown in the applicable claim notice(s) in connection with such Pending Claim(s)) shall be retained by the Escrow Agent in the Indemnity Escrow Account (and the balance transferred to Sellers in accordance with their respective Pro Rata Share) until such time as each such Pending Claim is so resolved, at which time Sellers' Representative and Buyer shall deliver joint written instructions to the Escrow Agent or a final order of a court of competent jurisdiction or arbitrator specifying the amount of the Indemnity Escrow Shares to be transferred to the Company for cancellation as determined in connection with the resolution of each such Pending Claim. Any Indemnity Escrow Shares remaining following the resolution of all Pending Claims and completion of any payments to the Buyer Parties in respect of such Pending Claims shall be transferred to Sellers in accordance with their respective Pro Rata Share).
(j)    Mitigation. Each Indemnitee shall take, and instruct its Affiliates to take, all commercially reasonable steps to mitigate any Loss to the extent required by applicable Law.
6.3    Certain Waivers; etc. Each Seller on behalf of itself and its Affiliates, and each of their respective heirs, successors, assigns, descendants, and beneficiaries (each, a "Releasing Party") hereby irrevocably waives, releases and discharges the Company and its Affiliates (including, after the Closing, Buyer, the Surviving Corporation and their Affiliates) and each of their respective directors, officers, employees, members, managers, equityholders and partners (each, a "Released Party"), to the maximum extent permitted by applicable Law, from any and all Liabilities to such Releasing Parties of any kind or nature whatsoever, that such Releasing Party may have had, known or unknown, at any time through and including the Closing Date, whether in the capacity as a direct or indirect equityholder, as a director, officer or employee of the Company or otherwise and whether arising under any agreement or understanding or otherwise at law or in equity, and each Seller agrees on behalf of itself and its Releasing Parties that no such Seller or such Releasing Party shall seek to recover any amounts in connection therewith or thereunder from any of the Released Parties; provided, that the foregoing shall not apply to (a) claims in respect of any obligation of the Company under its organizational or governing documents to indemnify such Seller in accordance with the terms thereof or any insurance policy of the Company providing for coverage with respect thereto, (b) claims arising under or obligations of Buyer set forth in this Agreement or the Ancillary Agreements or (c) any obligations to any Seller for salary or benefits with respect to such Seller's employment prior to the date hereof to the extent accrued in the Closing Net Working Capital. Notwithstanding the foregoing or anything else herein to the contrary, in no event shall the Surviving Corporation or any of the other Released Parties have any Liability whatsoever to any Seller or any other Releasing Party for any breaches (or matters causing or constituting breaches) of the representations, warranties, agreements or covenants of Sellers hereunder, and in any event Sellers may not seek contribution or indemnification from the Surviving Corporation or any of the other Released Parties in respect of any payments required to be made by Sellers pursuant to this Agreement.
6.4    Business Covenants.
(a)    Each Seller acknowledges that (u) such Seller is selling to Buyer all of its interests in the Company (including the Company's goodwill) in connection with the transactions contemplated by this Agreement, (v) such Seller is intimately familiar with the Trade Secrets included in the Company IP and with other Confidential Information, (w) the covenants and agreements set forth in this Section 6.4 are reasonable in terms of duration, scope and territory restrictions and are necessary to protect the goodwill of the Business, the Trade Secrets included in the Company IP and Confidential Information, and the substantial investment in the Company made by Buyer hereunder, (x) the covenants and agreements set forth in this Section 6.4 were a material inducement to Buyer to enter into this Agreement and to perform its obligations hereunder and that Buyer and its direct and indirect equityholders would not obtain the benefit of the bargain set forth in this Agreement as specifically negotiated by the parties hereto if such Seller breached the provisions of this Section 6.4, (y) that the covenants and agreements set forth in this Section 6.4 are being made by such Seller in connection with the sale by such Seller of Shares pursuant to this Agreement and not directly or indirectly in connection with such Seller's employment or other relationship with the Company and (z) such Seller have had the opportunity to consult with legal counsel regarding the covenants and agreements set forth in this Section 6.4 and agrees that such restrictions are enforceable and reasonable. Therefore, each Seller agrees, in further consideration of the amounts to be paid hereunder as merger consideration to such Seller, that:
(i)    from the Closing until the fourth (4th) anniversary of the Closing (the "Restricted Period"), each Seller shall not (and shall cause their respective Affiliates not to) directly or indirectly (A) induce or attempt to induce any Person who was an employee, service provider, or independent contractor of the Surviving Corporation or its Affiliates at any time during the twelve (12) month period ending on the date hereof to leave the employ of, or cease providing services to, the Surviving Corporation or its Affiliates (or in any way interfere with the relationship between the Company or its Affiliates and any such employee, service provider or independent contractor) except as part of a general solicitation, search or advertisement for employees or consultants through public advertisements not targeted at such employees or (B) hire or engage any person who was an employee or independent contractor of the Surviving Corporation or its Affiliates at any time during the twelve (12) month period ending on the date hereof (other than the independent contractors set forth on Schedule 7.4(a)); and
(ii)    such Seller shall (A) not disclose or use at any time (and shall cause each of their respective Affiliates not to use or disclose at any time) any Confidential Information (provided that such Seller shall not be in violation or breach of the foregoing by virtue of any authorized use or disclosure by such Seller in furtherance of such Seller's duties as a director, manager, officer or employee of Buyer or the Company) and (B) take all appropriate steps (and cause each of its Affiliates to take all appropriate steps) to safeguard such Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft; provided, that, in the event that such Seller or any of their respective Affiliates are required by Law to disclose any Confidential Information, such Seller may make such disclosures to the extent (but only to the extent) required by Law, so long as such Seller, as permitted by law, promptly notifies Buyer in writing prior to any such required disclosure, which notification shall include the nature of the legal requirement and the extent of the required disclosure, and such Seller and its Affiliates cooperate in a commercially reasonable manner with Buyer and the Company to preserve the confidentiality of such information consistent with applicable Law. At Closing, each Seller (subject to any agreements between the Company and such Seller entered into in connection with the consummation of the transactions contemplated by this Agreement) shall, and agree to cause their respective Affiliates to, at Buyer's request, use commercially reasonable efforts to delete, destroy, or return any Trade Secrets included in the Company IP that is in the possession of any Seller or any of their respective Affiliates, including on any systems thereof.
(iii)    each Seller further acknowledges that (A) Buyer would not receive the benefit of the bargain in connection with the transactions contemplated by this Agreement if such Seller were to engage or prepare to engage in a competing business or engage with the Surviving Corporation's customers, suppliers or other similar business relations during the Restricted Period, (B) the Surviving Corporation would be irreparably damaged if such Seller were to provide services to or otherwise participate in the business of any Person competing or preparing to compete with the Surviving Corporation during the Restricted Period in the Restricted Territory, and that any such competition by such Seller (or its Affiliates) would result in a significant loss of goodwill by the Surviving Corporation and (C) the Company's business has been, or is currently contemplated to be, conducted throughout North America, Asia, Europe and Middle East (the "Restricted Territory") and therefore such Seller agrees, in further consideration of the amounts to be paid hereunder for the Shares, that during the Restricted Period, such Seller shall not (and shall cause its Affiliates not to) directly or indirectly (including through any other Person) (A) own any interest in, manage, control, participate in (whether as an officer, director, manager, employee, partner, agent, representative or otherwise), consult with, render services for or in any other manner engage anywhere in the Restricted Territory in (x) any business engaged directly or indirectly in the Business or (y) any other business that competes with the business of the Surviving Corporation (as the Company's business is conducted as of the date hereof); provided, that (1) nothing herein shall prohibit such Seller or any of its Affiliates from owning direct or indirect equity interests in the Company or being a passive owner of not more than two percent (2%) of the outstanding stock of any class of a corporation that is publicly traded so long as such Seller does not have any active participation in the business or management of such corporation, (2) subject to Section 6.12 of this Agreement and the terms and conditions of that certain Asset Purchase Agreement, dated October 28, 2021 between the Company and Techshot Lighting, LLC ("Lighting"), nothing herein shall prohibit such Seller or any of its Affiliates from operating the Lighting Business as currently being conducted, (3) nothing herein shall prohibit such Seller, or any of its Affiliates from providing teaching, speaking or similar educational services to an educational institution (who is not a customer of the Company), with the prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed, and (4) such Seller shall not be in violation or breach of the foregoing by virtue of its authorized actions in furtherance of its duties as a director, manager, officer, employee or equityholder of the Surviving Corporation, (B) induce or attempt to induce any customer, supplier or other business relation of the Surviving Corporation or its Affiliates, at any time prior to the Closing, to cease doing business with the Surviving Corporation or its Affiliates or in any way interfere with the relationship between any such customer, supplier or business relation and the Surviving Corporation or its Affiliates in a manner adverse to the Surviving Corporation or its Affiliates or (C) take any action which is designed, intended or would reasonably be anticipated to have the effect of discouraging customers, suppliers, lessors, licensors and other business associates from maintaining the same business relationships with the Surviving Corporation and its Affiliates at any time after the date hereof as were maintained with the Company prior to the date hereof.
(iv)    each Seller further agrees not to disparage Buyer, the Surviving Corporation or any of their respective Affiliates, officers, directors, employees, and products. The foregoing shall not be violated by truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including depositions in connection with such proceedings) with apparent or actual jurisdiction to order such Person to disclose or make accessible such information.
(b)    If, at the time of enforcement of the covenants contained in this Section 6.4 (the "Restrictive Covenants"), a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed and directed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by Law.
(c)    If a Seller or any of its Affiliates breaches, or threatens to commit a breach of, any of the Restrictive Covenants, Buyer, the Surviving Corporation and their respective Affiliates shall, without limiting any other rights and remedies available to Buyer, the Surviving Corporation or any of their respective Affiliates at Law or in equity, have the right to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction by way of injunction, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to Buyer and the Surviving Corporation and that money damages would not provide an adequate remedy to Buyer or the Surviving Corporation. The parties hereto acknowledge and agree that the Surviving Corporation is an express third-party beneficiary of this Section 6.4.
(d)    The Restrictive Covenants and other obligations contained in this Section 6.4 are independent of, supplemental to and do not modify, supersede or restrict (and shall not be modified, superseded by or restricted by) any non-competition, non-solicitation, non-hire, non-disparagement, confidentiality or other similar covenants in any other current or future agreement to which any Seller, as applicable, is a party unless express written reference is made to the specific provisions hereof which are intended to be superseded.
(e)    In the event of any breach or violation by a Seller of any of the Restrictive Covenants, the time period of such covenant shall be tolled until such breach or violation is resolved.
6.5    Press Releases and Announcements. Unless required by Law or the rules or regulations of any relevant securities exchange (in which case each of the parties hereto agree to use reasonable efforts to consult with the other party prior to any such disclosure as to the form and content of such disclosure) or as otherwise agreed in writing by Buyer and Sellers' Representative (on behalf of the Sellers), no press releases, announcements to the employees, customers, suppliers or other business relation of the Surviving Corporation or other public releases of information related to this Agreement or the transactions contemplated hereby will be issued or released without the consent of each of Buyer and Sellers' Representative (on behalf of the Sellers); provided, that, without the consent of any other party hereto, (a) Buyer, the Surviving Corporation and their respective Affiliates may issue any such releases of information which do not disclose the economic terms hereof, (b) Buyer and its Affiliates may provide ordinary course communications regarding this Agreement and the transactions contemplated hereby to existing or prospective direct or indirect equityholders on a confidential basis and (c) Buyer, its existing or potential lenders and any of their respective representatives may make public statements or announcements regarding this Agreement and the transactions contemplated hereby as may be necessary in connection with any debt financing being arranged for or on behalf of Buyer.
6.6    Expenses. Except as otherwise provided herein or in any Ancillary Agreement, each Seller and Buyer shall pay all of its own (and in the case of Sellers, the Company's) respective fees, costs and expenses (including fees, costs and expenses of legal counsel, accountants, investment bankers, brokers and other representatives and consultants) incurred in connection with the negotiation of this Agreement, the performance of such Person's obligations hereunder and the consummation of the transactions contemplated hereby.
6.7    Specific Performance. Each of the parties hereto agrees that irreparable damage may occur for which monetary damages, even if available, may not be an adequate remedy in the event that the parties hereto do not perform their obligations under the provisions of this Agreement in accordance with its specified terms or otherwise breach such provisions. Each of the parties hereto acknowledges and agrees that Buyer, the Surviving Corporation and Sellers' Representative (on behalf of Sellers) shall therefore be entitled to seek an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any action instituted in any court in the United States or in any state or province having jurisdiction over the parties and the matter in addition to any other remedy to which they may be entitled pursuant hereto, and that such explicit rights of specific enforcement are an integral part of the transactions contemplated by this Agreement and without such rights, neither Buyer nor any Seller would have entered into this Agreement. Each party agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that the other parties hereto have an adequate monetary or other remedy at law. Each of the parties hereto acknowledges and agrees that if Buyer, the Surviving Corporation or Sellers' Representative (on behalf of Sellers) seeks an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the terms and provisions of this Agreement, neither Buyer, the Surviving Corporation nor Sellers' Representative (on behalf of Sellers) shall be required to provide any bond or other security in connection with any such order or injunction. The court selected pursuant to this Section 6.7 shall be entitled to award to the prevailing party, if any, the costs and attorneys' fees reasonably incurred by the prevailing party in connection with obtaining such equitable relief and the enforcement of its rights under this Section 6.7 and, if such court determines a party to be the prevailing party under circumstances where the prevailing party won on some but not all of the claims for equitable relief, the court may award the prevailing party an appropriate percentage of the costs and attorneys' fees reasonably incurred by the prevailing party in connection with obtaining such equitable relief and the enforcement of its rights under this Section 6.7.
6.8    Further Assurances. In the event that at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement or the transactions contemplated hereby, each of the parties hereto will take such further action (including the execution and delivery of such further instruments and documents) as any other party hereto reasonably may request in good faith. Each Seller acknowledges and agrees that, from and after the Closing, Buyer will be entitled to possession of all documents, books, records (including Tax records), agreements and financial data of any sort relating to the Surviving Corporation. No Seller shall take any action which is designed, intended or would reasonably be anticipated to have the effect of discouraging customers, suppliers, lessors, licensors and other business associates from maintaining the same business relationships with the Company and its Affiliates at any time after the date hereof as were maintained with the Surviving Corporation and its Affiliates prior to the date hereof.
6.9    Tax Matters.
(a)    Sellers' Representative shall prepare or cause to be prepared and file or cause to be filed when due (i) all Tax Returns of the Company that are filed prior to the Closing Date; and (ii) all Flow-Through Income Tax Returns of the Company for all Pre-Closing Taxable Periods. Sellers' Representative shall prepare each Flow-Through Income Tax Return of the Company in a manner, to the extent permitted by law or regulations, consistent with past practices employed by the Company. Sellers' Representative shall provide Buyer with a draft of each such Flow-Through Income Tax Return (and supporting schedules) of the Company for review by Buyer a reasonable period of time before the due date (after giving effect to any applicable extensions of time for filing) of the Tax Return so that Buyer has a meaningful opportunity to review and comment on such draft, and Sellers' Representative shall incorporate any reasonable comments provided in writing by Buyer to Sellers' Representative prior to the due date (after giving effect to any applicable extensions of time for filing) of the Tax Return. Buyer shall prepare or caused to be prepared all other Tax Returns of the Company; provided, however, Tax Returns for the Company prepared and filed by Buyer for a Straddle Period shall be prepared in a manner, to the extent permitted by law or regulations, consistent with past practices employed by the Company, including any elections, accounting methods and asset write-off periods properly used by the Company. Buyer shall provide Sellers' Representative with a draft of each such Tax Return (and supporting schedules) of the Company for a Straddle Period for review by Sellers' Representative a reasonable period of time before the due date (after giving effect to any applicable extensions of time for filing) of the Tax Return so that Sellers' Representative has a meaningful opportunity to review and comment on such draft, and Buyer shall incorporate any reasonable comments provided in writing by Sellers' Representative to Buyer prior to the due date (after giving effect to any applicable extensions of time for filing) of any Tax Return with respect to any Pre-Closing Tax Period. Notwithstanding anything herein to the contrary, nothing in this Agreement shall prevent Buyer or the Company from timely filing any Tax Return.
(b)    In the case of any Straddle Period, the amount of any Taxes based on or measured by income, gross or net sales, receipts, transactions, proceeds, profits, payroll or similar items of the Company for the Pre-Closing Tax Period of such Straddle Period shall be determined based on an interim closing of the books as of the close of business on the day before the date hereof and the amount of other Taxes of the Company for a Straddle Period that relates to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the taxable period ending on the day before the date hereof and the denominator of which is the number of days in such Straddle Period.
(c)    All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement (collectively, "Transfer Taxes") shall be paid fifty percent (50%) by Sellers and fifty percent (50%) by Buyer, and the party required by Law to file shall file all necessary Tax Returns and other documentation with respect to such Transfer Taxes, at their sole expense, and, shall present them to the other party for such party's review, comment and consent (not to be unreasonably withheld, conditioned or delayed) and if required by applicable Law, the other party will join in the execution of any such Tax Returns and documentation.
(d)    Buyer, the Company, Sellers' Representative and each Seller shall cooperate fully, as and to the extent reasonably requested by another party hereto, at the requesting party's expense, in connection with the filing of Tax Returns of the Company and any audit, litigation or other proceeding with respect to Taxes of the Company. Such cooperation shall include signing such Tax Returns as may be reasonably requested by the requesting party and not inconsistent with the procedures set forth in this Section 6.9 in connection with the preparation of any Tax Return or any audit or other proceeding that relates to the Company and (upon the other party's request and at the requesting party's expense) the provision of records and information at the requesting party's expense that are reasonably relevant to any such audit, litigation or other proceeding (to the extent within such party's possession) and making employees available on a mutually convenient basis with reasonable notice during normal business hours to provide additional information and explanation of any material provided hereunder. Buyer agrees to give written notice to Sellers' Representative of the receipt of any written notice by Buyer, the Company or any of their Affiliates which involves the assertion of any claim for Taxes, or the commencement of any Action involving Taxes, in respect of which an indemnity may be sought by Buyer against Sellers pursuant to this Agreement (a "Tax Claim"); provided, that failure to comply with this provision shall not affect Buyer's right to indemnification hereunder as long as Sellers are not materially prejudiced by such delay. Sellers' Representative shall, at its own expense, control the contest or resolution of any Tax Claim and provide

Buyer with notice of any settlement of a Tax Claim; provided, however, that (i) Buyer shall have the right to participate in any such Tax Claim, at its own expense, (ii) Sellers' Representative shall keep Buyer reasonably informed of the status of any such Tax Claim (including by providing Buyer with copies of all written correspondence regarding such Tax Claim), (iii) Sellers' Representative shall not settle any such Tax Claim without Buyer's prior written consent (not to be unreasonably withheld, conditioned or delayed), (iv) Sellers' Representative shall diligently prosecute each such Tax Claim in good faith and (v) Sellers' Representative shall not control any Tax Claim, the outcome of which could reasonably be expected to materially impact Taxes or Tax positions of the Company in a period after the Closing; provided, however, in respect of any claim Sellers' Representative does not control under this Section 7.9(d)(v), Sellers' Representative shall have the rights afforded to Buyer in Section 7.9(d)(i)-(iv).
(e)    Notwithstanding any provision in this Agreement to the contrary, Buyer covenants that, without the prior written consent of Sellers' Representative (which consent shall not be unreasonably withheld, conditioned or delayed), Buyer will not, nor will it cause or permit the Company to (i) take any action on the Closing Date after the Closing other than in the Ordinary Course of Business that could reasonably be expected to increase the Tax liability of any Seller or the Company in respect of any Pre-Closing Tax Period or (ii) communicate with a taxing authority or Governmental Authority about a Pre-Closing Tax Period other than in accordance with Section 6.9(d), make or change any Tax election in respect of a Pre-Closing Tax Period, amend or take any action with respect to any Tax return in respect of a Pre-Closing Tax Period, enter into any voluntary compliance program with respect to any Pre-Closing Tax Period, in each case, that could reasonably be expected to increase any Tax liability of any Seller or the Company in respect of any Pre-Closing Tax Period.
(f)    For U.S. federal income tax purposes (and for purposes of any applicable state or local income Tax that follows the U.S. federal income Tax treatment), assuming that eighty percent (80%) or more of the Final Closing Total Merger Consideration and any other amounts treated as consideration for U.S. federal (and applicable state and local) income tax purposes is comprised of Buyer Shares, the parties hereto intend and agree that the Merger is a plan of reorganization and qualifies as a "reorganization" within the meaning of Section 368(a) of the Code and the Treasury Regulations thereunder (the "Intended Income Tax Treatment"). The parties will prepare and file all Tax Returns consistent with the Intended Income Tax Treatment and will not take any inconsistent position on any Tax Return or during the course of any audit, litigation or other proceeding with respect to Taxes, except as otherwise required by a determination within the meaning of Section 1313(a) of the Code. Each of the parties agrees to promptly notify all other parties in writing of any challenge to the Intended Income Tax Treatment by any Governmental Authority (with such notice including a copy of any such challenge).
(g)    No party hereto shall take or cause to be taken any action, or fail to take or cause to be taken any action, which action or failure to act would reasonably be expected to prevent the Merger from so qualifying for the Intended Income Tax Treatment.
6.10    Director and Officer Indemnification. The provisions of Governing Documents (as the same may be amended and as currently in effect as of the Closing) of the Company relating to indemnification of the managers, directors and officers of the Company for periods prior to the Closing shall remain substantially similar to such provisions of such Governing Documents as in effect as of the Closing and shall not be amended or repealed in any manner adverse to the former directors, managers or officers of the Company until at least six (6) years following the date hereof except as otherwise required by Applicable Law.
6.11    Appointment of Sellers' Representative.
(a)    Each Seller irrevocably constitutes and appoints Mark S. Deuser as Sellers' Representative and as such Seller's true and lawful attorney-in-fact and agent and authorizes Sellers'

Representative acting for such Seller and in such Seller's name, place and stead, in any and all capacities to do and perform every act and thing required or permitted to be done in connection with this Agreement (including to calculate and determine all amounts payable to, or by, such Seller), as fully to all intents and purposes as such Seller might or could do in person, including taking any and all action on behalf of such Seller from time to time as contemplated hereunder. Each Seller grants unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing necessary or desirable to be done in connection with this Agreement, the transactions contemplated hereby, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all act Sellers' Representative may lawfully do or cause to be done by virtue hereof. Each Seller acknowledges and agrees that upon execution of this Agreement, upon any delivery by Sellers' Representative of any waiver, amendment, agreement, certificate or other document executed by Sellers' Representative, and such Seller shall be bound by such documents or action as fully as if such Seller had executed and delivered such documents. Sellers shall pay all fees, costs and expenses incurred by Sellers' Representative in performing Sellers' Representatives' duties hereunder. Each Seller acknowledges and agrees that except as otherwise provided herein, all payments owed to Sellers pursuant to this Agreement or otherwise shall be paid by Buyer, the Company or their respective designees, as applicable, to Sellers' Representative for subsequent distribution to Sellers. Each Seller further acknowledges that any payment made to Sellers' Representative on behalf of any Seller shall be deemed to have been directly paid to such Seller and agrees that Buyer's and the Company's respective payment obligations hereunder shall be satisfied in full upon receipt by Sellers' Representative of such payment and Sellers and Sellers' Representative hereby waive any and all claims against Buyer or the Company relating to any such payment.
(b)    Upon the death, disability or incapacity of the initial Sellers' Representative appointed pursuant to this Section 6.11 or any replacement Sellers' Representative, the holders of the majority of the outstanding Shares immediately prior to the Closing and Buyer shall mutually appoint a replacement Sellers' Representative hereunder within thirty (30) days of such death, disability or incapacity and such Person shall thereafter be Sellers' Representative for all purposes until such Person's resignation, death, disability or incapacity. If the holders of the majority of the outstanding Shares immediately prior to the Closing and Buyer shall mutually agree that the removal of a Sellers' Representative is necessary at a given time, such holders of the majority of the outstanding Shares immediately prior to the Closing and Buyer shall mutually appoint a replacement Sellers' Representative.
(c)    Each Seller agrees that Buyer and the Company shall be entitled to rely without qualification, investigation or verification on any action taken, or the failure to take any action, by Sellers' Representative, on behalf of Sellers pursuant to this Section 6.11, and that each such action or inaction shall be binding on each Seller as fully as if such Seller had taken or failed to take such action.
(d)    Sellers' Representative shall be indemnified, held harmless and reimbursed by Sellers severally based on each Seller's Pro Rata Share, and not jointly, against all costs, expenses (including reasonable attorneys' fees), judgments, fines and amounts paid or incurred by Sellers' Representative in connection with any Action to which Sellers' Representative is made a party by reason of the fact that it is or was acting as Sellers' Representative pursuant to the terms of this Agreement; provided, however, that the foregoing indemnification shall not apply in the event of any Action which finally adjudicates the liability of Sellers' Representative hereunder for its bad faith or willful misconduct.
6.12    Use of Name. Each Seller agrees to change its name, or to cause its applicable Affiliates (which for the avoidance of doubt shall include Techshot Products, LLC, Techshot Power, Techshot Data, and Techshot Automation) to change their names, on or before December 31, 2021, to a name which does not use any Business Mark. Each Seller agrees that its and its Affiliates' use of the Business Marks after December 31, 2021 shall be solely in reference to the Business Marks as a former name in an accurate and historical manner. Each Seller (on behalf of themselves and their Affiliates), as of the date hereof and December 31, 2021, hereby assigns to the Company any right, title, or interest it may have in or to any

Business Mark (including all goodwill related thereto) and agrees to cooperate with the Company to effectuate the foregoing assignment.
6.13    Restrictive Legend. Each Seller acknowledges that each certificate evidencing the Buyer Shares shall bear the following restrictive legend, either as an endorsement or on the face thereof:
"THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER STATE SECURITIES LAWS AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE AND DISTRIBUTION THEREOF. NO SUCH SALE, DISTRIBUTION, OR OTHER TRANSFER, PLEDGE OF HYPOTHECATION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OR COUNSEL SATISFACTORY TO THE ISSUER THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933 OR APPLICABLE SECURITIES LAWS."
6.14    Registration Rights. Buyer shall, as soon as is reasonably practicable, use commercially reasonable efforts to file a Form S-1 covering the resale of 1,750,000 Buyer Shares on a delayed or continuous basis.  Buyer shall use its commercially reasonable efforts to cause such Form S-1 to become effective under the Securities Act as soon as practicable after such filing.
ARTICLE VII
MISCELLANEOUS
7.1    Amendment and Waiver. This Agreement may be amended, and any provision of this Agreement may be waived; provided, that any such amendment or waiver will be binding upon each Seller or Sellers' Representative only if such amendment or waiver is set forth in a writing executed by Sellers' Representative, and any such amendment or waiver will be binding upon Buyer only if such amendment or waiver is set forth in a writing executed by Buyer. No course of dealing between or among any Persons having any interest in this Agreement shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Person under or by reason of this Agreement. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver.
7.2    Notices. All notices, requests, demands and other communications permitted or required to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed conclusively to have been given (i) when personally delivered, (ii) when sent by electronic mail with no notice of failed delivery, (iii) one (1) Business Day after being sent by reputable overnight express courier (charges prepaid) or (iv) three (3) Business Days following mailing by certified or registered mail, postage prepaid and return receipt requested. Unless another address is specified in writing, notices, requests, demands and communications to the parties hereto shall be sent to the address on Schedule D.
7.3    Successors and Assigns. This Agreement and all of the covenants and agreements contained herein and rights, interests or obligations hereunder, by or on behalf of any of the parties hereto, shall bind and inure to the benefit of the respective heirs, successors and assigns of the parties hereto whether so expressed or not, except that neither this Agreement nor any of the covenants and agreements herein or rights, interests or obligations hereunder may be assigned or delegated by Sellers without the prior written consent of Buyer or by Buyer without the prior written consent of Sellers' Representative; provided, that Buyer may assign any of its rights and obligations hereunder and under any of the other agreements and instruments contemplated hereby, in whole or in part, without the consent of any of the other parties hereto (a) to any of its Affiliates, (b) in connection with any direct or indirect disposition or transfer of all or any portion of Buyer or the Company or their respective businesses in any form of transaction or (c) to any of the Surviving Company's lenders as collateral security. No assignment shall relieve the assigning party of any of its obligations hereunder.
7.4    Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.
7.5    Interpretation. The headings and captions used in this Agreement, in any Schedule or Exhibit hereto, in the table of contents or in any index hereto are for convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit, characterize or in any way affect any provision of this Agreement or any Schedule or Exhibit hereto, and all provisions of this Agreement and the Schedules and Exhibits hereto shall be enforced and construed as if no caption or heading had been used herein or therein. Any capitalized terms used in any Schedule or Exhibit attached hereto and not otherwise defined therein shall have the meanings set forth in this Agreement. Each defined term used in this Agreement shall have a comparable meaning when used in its plural or singular form. The use of the word "including" herein shall mean "including without limitation" and, unless the context otherwise requires, "neither," "nor," "any," "either" and "or" shall not be exclusive. The parties hereto intend that each representation, warranty and covenant contained herein shall have independent significance. If any party hereto has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which such party has not breached shall not detract from or mitigate the fact that such party is in breach of the first representation, warranty or covenant. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local or other statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The term "dollars" or "$" mean dollars in the lawful currency of the United States. All references to materials being "made available" or "furnished" by the Company or Sellers means (a) documents posted and accessible to Buyer and its advisors in the electronic data room for "Project Tin Man" hosted by Firmex Inc. (the "Data Room") no less than one (1) day prior to the date of this Agreement and remained so posted and accessible continuously through the Closing and ten (10) Business Days thereafter or (b) all documents provided by the Company, Sellers or their respective Representatives by email to Buyer or its Representatives (with confirmation of receipt) during the period beginning one (1) day prior to the date of this Agreement and ending at the Closing, which such documents are also uploaded to the Data Room as soon as reasonably practicable following the email delivery thereof.
7.6    No Third-Party Beneficiaries. Except for the Surviving Corporation which is and shall be a third-party beneficiary with respect to Section 6.4 and each of the former officers, directors or managers of the Company which are and shall be third-party beneficiaries with respect to Section 6.9(d), nothing herein expressed or implied is intended or shall be construed to confer upon or give to any Person other than the parties hereto and their respective permitted successors and assigns, any rights or remedies under or by reason of this Agreement, such third parties specifically including employees and creditors of the Surviving Corporation.
7.7    Complete Agreement. This Agreement and the agreements and documents referred to herein contain the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings (other than the Restrictive Covenants, which are in addition to, and not in lieu of, any other restrictive covenants to which any Seller is a party or otherwise bound), whether written or oral, relating to such subject matter in any way, by and between the parties hereto or any of the respective Affiliates. In the event an ambiguity or question of intent or interpretation arises with respect to this Agreement, the terms and provisions of the execution version of this Agreement will control and prior drafts of this Agreement and the documents referenced herein will not be considered or analyzed for any purpose (including in support of parol evidence proffered by any Person in connection with this Agreement) and will be deemed not to provide any evidence as to the meaning of the provisions hereof or the intent of the parties hereto.
7.8    Electronic Delivery; Counterparts. This Agreement and any Ancillary Agreement, and any amendments hereto or thereto, may be executed in one or more counterparts, all of which shall constitute one and the same instrument. Any such counterpart, to the extent delivered by means of a .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail or other means of electronic transmission, including any electronic signature that complies with the U.S. federal ESIGN Act of 2000, (any such delivery, an "Electronic Delivery") shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto, each other party hereto or to any Ancillary Agreement shall re-execute the original form of this Agreement or the applicable Ancillary Agreement and deliver such form to all other parties hetero or thereto. No party hereto shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such party forever waives any such defense, except to the extent such defense relates to lack of authenticity. Minor variations in the form of the signature page, including footers from earlier versions of this Agreement or any such other document, will be disregarded in determining a party's intent or the effectiveness of such signature.
7.9    GOVERNING LAW; CHOICE OF LAW. ALL ISSUES AND QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY, INTERPRETATION AND ENFORCEABILITY OF THIS AGREEMENT, THE SCHEDULES ATTACHED HERETO AND THE ANCILLARY AGREEMENTS AND THE PERFORMANCE OF THE OBLIGATIONS IMPOSED HEREUNDER OR THEREUNDER SHALL BE INTERPRETED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE. ANY AND ALL ACTIONS AND CAUSES OF ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY ANCILLARY AGREEMENT, WHETHER SOUNDING IN CONTRACT, TORT OR STATUTE, SHALL BE GOVERNED BY THE LAWS OF THE STATE OF DELAWARE, INCLUDING ITS STATUTES OF LIMITATIONS (EXCEPT AS OTHERWISE EXPRESSLY SET FORTH HEREIN), WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW RULES OR PROVISIONS (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OR STATUTE OF LIMITATIONS OF A JURISDICTION OTHER THAN THE STATE OF DELAWARE.
7.10    Arbitration; WAIVER OF JURY TRIAL.
(a)    Except as expressly provided elsewhere in this Agreement (including, for the avoidance of doubt, in Sections 2.3, 6.4 and 6.7), any Action arising under or relating to this Agreement or any Ancillary Agreement or any breach or threatened breach hereof or thereof ("Arbitrable Dispute") shall be resolved by final and binding arbitration administered by American Arbitration Association ("AAA"); provided, that nothing in this Section 7.10(a) shall prohibit (i) the Surviving Corporation, Buyer and their respective Affiliates from having the right to specifically enforce Section 6.4 and the Restrictive Covenants by way of specific performance, restraining order, injunction or other equitable relief in any court of competent jurisdiction, without complying with the procedures in Sections 7.10(b)-(e), (ii) a party from instituting litigation to enforce any Final Determination in any court of competent jurisdiction, without complying with the procedures in Sections 7.10(b)-(e) and (iii) any party from seeking remedies under Section 6.7, without complying with the procedures in Sections 7.10(b)-(e). Except as otherwise provided in this Section 7.10(a) or in the rules and procedures of AAA as in effect from time to time, the arbitration procedures and any Final Determination hereunder shall be governed by and shall be enforced pursuant to the Uniform Arbitration Act and applicable provisions of Delaware Law.
(b)    In the event that any party asserts that there exists an Arbitrable Dispute, such party shall deliver a written notice to each other party involved therein specifying the nature of the asserted Arbitrable Dispute and requesting a meeting to attempt to resolve the same. If no such resolution is reached within thirty (30) days after such delivery of such notice, the party delivering such notice of Arbitrable Dispute may, within forty-five (45) days after delivery of such notice, commence arbitration hereunder by delivering to each other party involved therein a notice of arbitration (a "Notice of Arbitration") and by filing a copy of such Notice of Arbitration with the New York office of AAA. Such Notice of Arbitration shall specify the matters as to which arbitration is sought, the nature of any Arbitrable Dispute and the claims of each party to the arbitration and shall specify the amount and nature of any damages, if any, sought to be recovered as a result of any alleged claim, and any other matters required by the rules and procedures of AAA as in effect from time to time to be included therein, if any.
(c)    Within twenty (20) days after receipt of the Notice of Arbitration, the parties shall use their best efforts to agree on an independent arbitrator expert in the subject matters of the Arbitrable Dispute (the "Arbitrator"). If the parties cannot agree on the identity of the Arbitrator, each of the parties to the Arbitrable Dispute shall select one independent arbitrator expert in the subject matter of the Arbitrable Dispute. In the event that any party fails to select an independent arbitrator as set forth herein within twenty (20) days after delivery of a Notice of Arbitration, then the matter shall be resolved by the arbitrator(s) selected by the other party(ies). The arbitrators selected by the parties to the Arbitrable Dispute shall select the Arbitrator, and the Arbitrator shall resolve the matter according to the procedures set forth in this Section 7.10.
(d)    The Arbitrator selected pursuant to Section 7.10(c) shall award to the prevailing party, if any, the costs and attorneys' fees reasonably incurred by the prevailing party in connection with the arbitration of any Arbitrable Dispute and the enforcement of its rights under this Agreement or any Ancillary Agreement and, if the Arbitrator determines a party to be the prevailing party under circumstances where the prevailing party won on some but not all of the claims and counterclaims, the Arbitrator may award the prevailing party an appropriate percentage of the costs and attorneys' fees reasonably incurred by the prevailing party in connection with the arbitration and the enforcement of its rights under this Agreement or any Ancillary Agreement.
(e)    The arbitration shall be conducted under the rules and procedures of AAA as in effect from time to time, except as otherwise set forth herein or as modified by the agreement of all of the parties. The arbitration shall be conducted in New York, New York. The Arbitrator shall conduct the arbitration so that a final result, determination, finding, judgment or award (the "Final Determination") is made or rendered as soon as practicable, but in no event later than sixty (60) days after the delivery of the Notice of Arbitration nor later than ten (10) days following completion of the arbitration. The Final Determination must be agreed upon and signed by the Arbitrator. The Final Determination shall be final and binding on all parties hereto and there shall be no appeal from or reexamination of the Final Determination, except for fraud, perjury, evident partiality or misconduct by an arbitrator to correct manifest clerical errors.
(f)    Buyer, the Surviving Corporation and Sellers' Representative (on behalf of Sellers) each may enforce any Final Determination in any court of competent jurisdiction.
(g)    Each party hereby irrevocably consents to the service of process by registered mail or personal service.

(h)    If any party shall fail to pay the amount of any damages, if any, assessed against it within five (5) days after the delivery to such party of such Final Determination, the unpaid amount shall bear interest from the date of such delivery at the Applicable Rate. Interest on any such unpaid amount shall be compounded monthly, computed on the basis of a three hundred sixty five (365) day year and shall be payable on demand. In addition, such party shall promptly reimburse the other party for any and all costs or expenses of any nature or kind whatsoever (including all attorneys' fees and expenses) incurred in seeking to collect such damages or to enforce any Final Determination.
(i)    EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY ACTION, SUIT OR PROCEEDING (I) ARISING UNDER THIS AGREEMENT OR ANY ANCILLARY AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO OR THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE (INCLUDING, FOR THE AVOIDANCE OF DOUBT, ANY SEEKING EQUITABLE RELIEF).
7.11    Time Periods. Unless specified otherwise, any action required hereunder to be taken within a certain number of days shall be taken within that number of calendar days (and not Business Days); provided, however, that if the last day for taking such action falls on a day that is not a Business Day, the period during which such action may be taken shall be automatically extended to the next Business Day.
7.12    Schedules. No exceptions to any representations or warranties disclosed on one Schedule shall constitute an exception (i) to a representation or warranty unless such representation or warranty calls for exceptions set forth on the Schedules or (ii) to any other representations or warranties made in this Agreement unless such exception is disclosed as provided herein on each such other applicable Schedule or the applicability of such disclosure is readily apparent on its face as an exception to such other representation or warranty (excluding Section 3.6), notwithstanding the omission of an appropriate cross-reference. Summaries of, or references to, actual documents in these Schedules are qualified in their entirety by reference to such documents. All Schedules attached hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. A disclosure in the Schedules shall not constitute an admission that the matter disclosed is material for purposes of the Agreement or an admission of any sort for any purpose other than the Agreement, nor shall such information be deemed to establish a standard of materiality (and the actual standard of materiality may be higher or lower than the matters disclosed by such information).
7.13    Legal Representation. Buyer (on behalf of itself and the Surviving Corporation) and Sellers agree that, notwithstanding any current or prior representation of any Seller by Faegre Drinker Biddle & Reath LLP ("Faegre"), Faegre shall be allowed to represent any Seller, Sellers' Representative or any of their Affiliates in any matters and disputes adverse to Buyer or the Surviving Corporation that either is existing on the date hereof or that arises in the future and, in each case, relates to this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby. Buyer (on behalf of itself and the Surviving Corporation) hereby (a) waives any claim that it has or may have that Faegre has a conflict of interest or is otherwise prohibited from engaging in such representation and (b) agrees that, in the event that a dispute arises with respect to matters related to this Agreement or any Ancillary Agreement and the transactions contemplated hereby or thereby after the Closing between Buyer or the Surviving Corporation, on the one hand, and any Seller or any of their respective Affiliates, on the other hand, Faegre may represent such Seller or their respective Affiliates in such dispute even though the interests of such Seller or their respective Affiliates may be directly adverse to Buyer or the Surviving Corporation and even though Faegre may have represented the Company in a matter substantially related to such dispute, or handled matters for the Company at any time prior to the Closing. Buyer (on behalf of itself and the Surviving Corporation)

and Sellers each further agree that any and all documents in Faegre's files which constitute attorney-client privileged communications or attorney work-product relating to this Agreement or any Ancillary Agreement or the transactions contemplated hereby or thereby, in each case, relating to periods prior to the Closing which constitute attorney-client privileged communications or attorney work-products shall be the property of and shall be retained by Faegre and shall not be delivered to Buyer or the Surviving Corporation in connection with the transactions contemplated by this Agreement.
*     *      *     *     *

IN WITNESS WHEREOF, the parties hereto have executed this Securities Purchase Agreement as of the date first written above.

BUYER:

REDWIRE CORPORATION

By:	/s/ Peter Cannito
Name: Peter Cannito
Title: CEO and Chairman

MERGER SUB:

PROJECT TIN MAN MERGER SUB, INC.

By:	/s/ Peter Cannito
Name: Peter Cannito
Title: CEO and Chairman
[Signature Page to Securities Purchase Agreement]

SELLERS:

/s/ John C. Vellinger
Name: John C. Vellinger

/s/ Mark S. Deuser
Name: Mark S. Deuser

SELLERS' REPRESENTATIVE:

Mark S. Desuer, in his capacity as Sellers' Representative

/s/ Mark S. Deuser
Name: Mark S. Deuser
[Signature Page to Securities Purchase Agreement]